Exhibit 4.5

BOND PURCHASE AND COVENANTS AGREEMENT

among

THE DAYTON POWER AND LIGHT COMPANY,

The Several Lenders

from Time to Time Parties Hereto,

and

SUNTRUST BANK

as Administrative Agent,

Dated as of August 1, 2015

Table of Contents

ARTICLE I	definitions	1

1.01.	Certain Defined Terms	1
1.02.	Computation of Time Periods	18
1.03.	Construction	18
1.04.	Incorporation of Certain Definitions by Reference	18
1.05.	Accounting Terms and Determinations	18
1.06.	Relation to Other Documents; Acknowledgment of Different Provisions of Related Documents; Incorporation by Reference	19

ARTICLE II	Purchase of Bonds and Fees	19

2.01.	Purchase of Bonds	19
2.02.	Fees	20

ARTICLE III	COMPANY PAYMENT OBLIGATIONS anD guaranty	20

3.01.	Payment Obligations	20
3.02.	Event of Taxability	22
3.03.	Default Interest	22
3.04.	FACTA	23

ARTICLE IV	Conditions Precedent to Purchase of Bonds	23

4.01.	Documentary Conditions Precedent to Purchase of Bonds	23
4.02.	Other Matters	25
4.03.	Payment of Fees and Expenses	25
4.04.	Conditions on the Closing Date	25

ARTICLE V	Representations and Warranties	25

5.01.	Existence, Qualification and Power	25
5.02.	Authorization; No Contravention	26
5.03.	Governmental Authorization; Other Consents	26
5.04.	Binding Effect	26
5.05.	Financial Statements; No Material Adverse Effect	26
5.06.	Litigation	27
5.07.	No Default	27
5.08.	Ownership of Property	27
5.09.	Environmental Compliance	27
5.10.	Insurance	28
5.11.	Taxes	28
5.12.	ERISA Compliance	28
5.13.	Subsidiaries	29
5.14.	Margin Regulations; Investment Company Act; Federal Power Act	29

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5.15.	Disclosure	29
5.16.	Compliance with Laws	30
5.17.	Intellectual Property; Licenses, Etc	30
5.18.	Solvency	30
5.19.	Employment Matters	30
5.20.	OFAC	31
5.21.	Anti-Corruption Laws	31

ARTICLE VI	AFFIRMATIVE Covenants	31

6.01.	Financial Statements	31
6.02.	Certificates; Other Information	32
6.03.	Notices	32
6.04.	Payment of Taxes and Claims	33
6.05.	Preservation of Existence, Etc	33
6.06.	Maintenance of Properties	33
6.07.	Maintenance of Insurance	34
6.08.	Compliance with Laws	34
6.09.	Books and Records	34
6.10.	Inspection Rights	34
6.11.	Use of Proceeds	35
6.12.	Senior Debt	35
6.13.	Anti-Corruption Laws	35
6.14.	Revolving Credit Facility	35

ARTICLE VII	NEGATIVE COVENANTS	35

7.01.	Liens	35
7.02.	Investments	38
7.03.	Fundamental Changes	39
7.04.	Dispositions	40
7.05.	Change in Nature of Business	41
7.06.	Transactions with Affiliates	41
7.07.	Burdensome Agreements	41
7.08.	Swap Agreements	41
7.09.	Use of Proceeds	42
7.10.	Accounting Changes	42
7.11.	Financial Covenants	42
7.12.	Reimbursement Agreements	42

ARTICLE VIII	EventS of Default; Remedies	42

8.01.	Events of Default	42
8.02.	Consequences of an Event of Default	45
8.03.	Rights and Remedies Cumulative; Non-Waiver; etc	45
8.04.	Application of Funds	46

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ARTICLE IX	The Administrative Agent	46

9.01.	Appointment, Powers and Immunities	46
9.02.	Reliance by Administrative Agent	47
9.03.	Defaults	47
9.04.	Rights as a Lender	48
9.05.	Reimbursement	48
9.06.	Non-Reliance on Administrative Agent and Other Lenders	48
9.07.	Failure to Act	49
9.08.	Resignation of Administrative Agent	49
9.09.	No Other Duties, Etc	50
9.10.	Administrative Agent May File Proofs of Claim	50

ARTICLE X	Indemnification	50

10.01.	Payment of Expenses; Indemnity; Damage Waiver	50

ARTICLE XI	Miscellaneous	52

11.01.	Patriot Act Notice	52
11.02.	Amendments and Waivers; Enforcement	52
11.03.	Setoff; Sharing of Payments by Lenders	53
11.04.	No Implied Waiver; Cumulative Remedies	54
11.05.	Notices	54
11.06.	No Third-Party Rights	54
11.07.	Severability	54
11.08.	GOVERNING LAW	54
11.09.	Submission To Jurisdiction; Waivers	55
11.10.	WAIVER OF JURY TRIAL	55
11.11.	Prior Understandings	55
11.12.	Counterparts	56
11.13.	Assignability	56
11.14.	Headings	56
11.15.	Electronic Signatures	56
11.16.	Termination	57
11.17.	Confidentiality	57
11.18.	No Advisory or Fiduciary Relationship	58

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BOND PURCHASE AND COVENANTS AGREEMENT

This Bond Purchase and Covenants Agreement, dated as of August 1, 2015 (this “Agreement”), by and among THE DAYTON POWER AND LIGHT COMPANY, an Ohio corporation (the “Company”), the several financial institutions from time to time party to this Agreement, as lenders (the “Lenders”), and SUNTRUST BANK, a Georgia banking corporation, as administrative agent for the Lenders as provided herein (the “Administrative Agent”), with SunTrust Bank, PNC Bank, National Association and U.S. Bank National Association, as Joint Lead Arrangers (the “Arrangers”).

RECITALS

The following tax exempt bonds (the “Bonds”) have been issued to provide for the refunding of outstanding bonds previously issued to finance certain facilities of the Company: the $100,000,000 State of Ohio Collateralized Air Quality Development Revenue Refunding Bonds, Series 2015A (the “Series 2015A Bonds”) and the $100,000,000 State of Ohio Collateralized Air Quality Development Revenue Refunding Bonds, Series 2015B (the “Series 2015B Bonds”). Each Lender has agreed to make a loan to the Company by purchasing the Bonds, on the condition that the Company enter into this Agreement.

Now, therefore, to induce the Lenders to purchase the Bonds, and for other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the Company, the Administrative Agent and the Lenders hereby agree as follows:

ARTICLE I

definitions

1.01. Certain Defined Terms. In addition to the terms defined in the recitals and elsewhere in this Agreement and the Indentures (as defined below), the following terms shall have the following meanings:

“Acquisition” means any acquisition (a) on a going concern basis (whether by purchase, merger or otherwise) of assets constituting a business or a division or line of business of a Person that is not a Subsidiary of the Company or (b) of a majority of the outstanding Equity Interests in any such Person (whether by merger, stock purchase or otherwise).

“Administrative Agent” means SunTrust Bank, in its capacity as administrative agent hereunder, and any successor in such capacity pursuant to Section 9.08 hereof.

“AES” means The AES Corporation.

“Affiliate” means, with respect to any Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

“Attributable Indebtedness” means, on any date, (a) in respect of any capital lease of any Person, the capitalized amount thereof that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP, and (b) in respect of any Synthetic Lease Obligation, the capitalized amount of the remaining lease payments under the relevant lease that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP if such lease were accounted for as a capital lease.

“Audited Financial Statements” means the audited condensed consolidated balance sheet of the Company and its Subsidiaries for the fiscal year ended December 31, 2014, and the related consolidated statements of income or operations, shareholders’ equity and cash flows for such fiscal year of the Company and its Subsidiaries, including the notes thereto.

“Bond Documents” means the Bonds, the Indentures, the Loan Agreements, the applicable Related First Mortgage Bonds securing the Bonds and each applicable supplemental indenture relating to such Related First Mortgage Bonds.

“Bondholder” has the meaning set forth in each Indenture.

“Bond Service Charges” means, as set forth in each Indenture, for any period of time, the principal of and interest on the applicable Bonds for that period or payable at that time whether due on an Interest Payment Date (as defined in each Indenture), at maturity, upon redemption, or upon acceleration.

“Business Day” means a day which is not a Saturday, Sunday or other day on which commercial banks are authorized or required to close under the Laws of, or are in fact closed in, the state where the Administrative Agent’s Office is located or in New York, New York.

“Capital Lease” means, as applied to any Person, any lease of any property (whether real, personal or mixed) by such Person, as lessee, that, in conformity with GAAP, is accounted for as a capital lease on the balance sheet of that Person.

“Capitalized Lease Obligations” means all obligations under Capital Leases of the Company or any of its Subsidiaries in each case taken at the amount thereof accounted for as liabilities and identified as “capital lease obligations” (or any similar words) on a consolidated balance sheet of the Company and its Subsidiaries prepared in accordance with GAAP.

“Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (i) the adoption or taking effect of any law, rule, regulation or treaty, (ii) any change in any law, rule, regulation or treaty or in the administration, interpretation or application thereof by any Governmental Authority or (iii) the making or issuance of any request, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued; and provided further that, as to any Lender seeking reimbursement or compensation hereunder with respect to either of clause (x) or (y) immediately above, such Lender shall only be so reimbursed or compensated to the extent that such Lender is then generally seeking reimbursement or compensation in respect of credit transactions entered into on or after the date hereof similar to the transactions contemplated hereby from borrowers similarly situated to the Company to the extent such Act, or any such request, rule, guideline or directive, as the case may be, is applicable thereto.

“Change of Control” means:

(a) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act, but excluding employee benefit plan of such person or its subsidiaries, and any person or entity acting in its capacity as trustee, agent other fiduciary or administrator of any such plan), other than AES (directly or indirectly) becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that a person or group shall be deemed to have “beneficial ownership” of all securities that such person or group has the right to acquire, whether such right is exercisable immediately or only after the passage of time (such right, an “option right”)), directly or indirectly, of 35% or more of the equity securities of the Parent entitled to vote for members of the board of directors or equivalent governing body of the Parent on a fully-diluted basis (and taking into account all such securities that such person or group has the right to acquire pursuant to any option right);

(b) during any period of 12 consecutive months, a majority of the members (excluding vacancies) of the board of directors or other equivalent governing body of the Parent cease to be composed of individuals (i) who were members of that board or equivalent governing body on the first day of such period, (ii) whose election or nomination to that board or equivalent governing body was approved by individuals referred to in clause (i) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body or (iii) whose election or nomination to that board or other equivalent governing body was approved by individuals referred to in clauses (i) and (ii) constituting at the time of such election or nomination at least a majority of that board or equivalent governing body; or

(c) the Parent shall cease to own (directly or indirectly) 100% of the outstanding shares of all classes of the stock of the Company ordinarily having the right to vote at an election of directors, or any contingency shall occur that causes class of any stock of the Company, the shares of which are not owned by the Parent, to have the right to vote at an election of directors.

“Closing Date” means the date on which the Bonds are issued, which shall be not later than August 3, 2015.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company Purchase Date” means, with respect to each Series of Bonds, August 1, 2020, the day next succeeding the last day of the Initial Index Rate Period for each Series of Bonds.

“Compliance Certificate” means a certificate substantially in the form of Exhibit A.

“Consolidated EBITDA” means, for any period, for the Company and its Subsidiaries on a consolidated basis, an amount equal to Consolidated Net Income for such period plus (a) the following to the extent deducted in calculating such Consolidated Net Income: (i) Consolidated Interest Charges for such period, (ii) the provision for Federal, state, local and foreign income taxes payable by the Company and its Subsidiaries for such period, (iii) depreciation and amortization expense for such period, (iv) other non-recurring expenses of the Company and its Subsidiaries reducing such Consolidated Net Income (x) which do not represent a cash item in such period or (y) which are cash items in such period that were incurred as a result of (A) the early termination of Company’s Capital Trust II Indebtedness or (B) termination of swap contracts (it being understood that cash charges described in this clause (B) will not exceed $50,000,000 in the aggregate), (C) out-of pocket third party costs and expenses incurred directly in connection with the implementation, negotiation, documentation and closing of the Separation Transactions or (D) normal and customary out of-pocket third party costs, expenses and fees incurred directly in connection with the refinancing of any existing Indebtedness, and (v) all other non-cash items reducing Consolidated Net Income for such period, and minus (b) the following to the extent included in calculating such Consolidated Net Income: (i) Federal, state, local and foreign income tax credits of the Company and its Subsidiaries for such period and (ii) all non-cash items increasing Consolidated Net Income for such period.

“Consolidated Interest Charges” means, for any period, for the Company and its Subsidiaries on a consolidated basis, the sum of (a) all interest, premium payments, debt discount, fees, charges and related expenses of the Company and its Subsidiaries in connection with borrowed money (including capitalized interest) or in connection with the deferred purchase price of assets, in each case to the extent treated as interest in accordance with GAAP, and (b) the portion of rent expense of the Company and its Subsidiaries with respect to such period under capital leases that is treated as interest in accordance with GAAP.

“Consolidated Net Income” means, for any period, for the Company and its Subsidiaries on a consolidated basis, the net income (or loss), without deduction for minority interests, of the Company and its Subsidiaries for that period determined in conformity with GAAP.

“Consolidated Net Worth” means, as of any date of determination, for the Company and its Subsidiaries on a consolidated basis, all amounts that, in conformity with GAAP, would be included under the caption “total stockholders’ equity” (or any like caption) on a consolidated balance sheet of the Company and its Subsidiaries as of such date; provided that in no event shall Consolidated Net Worth include any amounts in respect of Redeemable Stock.

“Consolidated Tangible Assets” means , as of any date of determination, for the Company and its Subsidiaries on a consolidated basis, the consolidated total assets of the Company and its Subsidiaries calculated on a consolidated basis as of such date, but excluding therefrom goodwill, patents, patent applications, permits, trademarks, trade names, copyrights, licenses, franchises, experimental expense, organizational expense, unamortized debt discount and expense, the excess of cost of shares acquired over book value of related assets and such other assets that are properly classified as “intangible assets” in accordance with GAAP.

“Consolidated Total Capitalization” means, as of any date of determination, the sum of Consolidated Total Debt and Consolidated Net Worth and, to the extent not otherwise included, preferred stock of the Company.

“Consolidated Total Debt” means, as of any date of determination, for the Company and its Subsidiaries on a consolidated basis, the sum (without duplication) of all Indebtedness of the Company and of each of its Subsidiaries (other than the Company’s guarantee of any debt obligation of Ohio Valley Electric Corporation, an electric generating company in which the Company holds a 4.9% equity interest).

“Contractual Obligation” means, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

“Debtor Relief Laws” means the Bankruptcy Code of the United States, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

“Default” means any of the events specified in Section 8.01, whether or not any requirement for the giving of notice, the lapse of time, or both, has been satisfied.

“Default Rate” means, for any day, a rate of interest per annum equal to (a)  in the case of the principal amount of any Bond, the sum of the interest rate then payable on such Bond plus 2.00% and (b) in the case of any other Obligation, the sum of the Base Rate in effect on such day plus 1.00%.

“Designated Jurisdiction” means any country or territory to the extent that such country or territory itself is the subject of any Sanction.

“Disposition” or “Dispose” means the sale, transfer, license, lease or other disposition (including any sale and leaseback transaction) of any property by any Person, including any sale, assignment, transfer or other disposal, with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith; provided that the term “Disposition” or “Dispose” shall not include any loss or damage to, or any condemnation or taking of, any property.

“Dollar” and “$” mean lawful money of the United States.

“DP&L Fifth Third Credit Facility” means the revolving credit facility created and evidenced by that certain Credit Agreement dated as of May 10, 2013, by and among DP&L, as the borrower, Fifth Third Bank, as the Administrative Agent and the financial institutions from time to time party thereto as lenders, as amended, replaced and refinanced in whole or in part from time to time.

“DP&L First Mortgage Bonds” means those certain First Mortgage Bonds issued pursuant to the Indenture, dated as of October 1, 1935, as amended, supplemented or otherwise modified from time to time (including the Mortgage Amendments, as defined in each Indenture, to which each Lender agrees it shall grant its consent), between DP&L and The Bank of New York Mellon (or its predecessors or successors).

“Energy-Related Business” means any business engaged in or directly related to: (a) the production, sale, brokerage, management, transportation, delivery or other provision of energy products, including but not limited to, electricity, natural gas, oil, coal, propane and renewable energy producing materials; (b) the provision of energy conservation services, including, but not limited to, energy audits, installation of energy conservation devices, energy efficient equipment and related systems; (c) the provision of services and equipment in connection with the procurement of such energy products or conservation of energy; (d) engineering, consulting, construction, operational or maintenance services in connection with such energy products, the conservation of energy or with equipment utilizing such energy products; or (e) the manufacturing of equipment used in connection with energy production or conservation.

“Environmental Laws” means any and all applicable Federal, state, local, and foreign statutes, laws, regulations, ordinances, rules, judgments, orders, agreements or governmental restrictions relating to pollution and the protection of the environment or the release of any materials into the environment, including those related to Hazardous Materials, air emissions and discharges to waste or public systems.

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of the Company or any of its Subsidiaries directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Equity Interests” means, with respect to any Person, all of the shares of capital stock of such Person, all of the warrants, options or other rights for the purchase or acquisition from such Person of such shares of capital stock of such Person, and all of the other ownership interests in such Person (including partnership, member or trust interests therein), whether voting or nonvoting, and whether or not such shares, warrants, options, rights or other interests are outstanding on any date of determination.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means any trade or business (whether or not incorporated) under common control with the Company within the meaning of Section 414(b) or (c) of the Code (and

Sections 414(m) and (o) of the Code for purposes of provisions relating to Section 412 of the Code).

“ERISA Event” means (a) a Reportable Event with respect to a Pension Plan; (b) the withdrawal of the Company or any ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which such entity was a “substantial employer” as defined in Section 4001(a)(2) of ERISA or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (c) the assessment of withdrawal liability under Title IV of ERISA upon the Company or any ERISA Affiliate in connection with the Company’s or any ERISA Affiliate’s complete or partial withdrawal from a Multiemployer Plan or the Company’s or any ERISA Affiliate’s notification that a Multiemployer Plan is in reorganization; (d) the filing of a notice of intent to terminate or the treatment of a Pension Plan amendment as a termination under Section 4041 or 4041A of ERISA; (e) the institution by the PBGC of proceedings to terminate a Pension Plan; (f) any event or condition which constitutes grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan; or (g) the imposition of any liability under Title IV of ERISA upon the Company or any ERISA Affiliate, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA.

“Event of Default” means any of the events specified in Section 8.01, provided that any requirement for the giving of notice, the lapse of time, or both has been satisfied.

“Event of Taxability” means (i) a Change in Law that changes the ability of any Lender to exclude all or a portion of the interest on the Bondholder from its gross income for Federal income tax purposes (but excluding changes in the marginal corporate tax rates applicable to any Lender or prior Lender) or (ii) a final decree or judgment of any Federal court or a final action of the Internal Revenue Service determining that interest paid or payable on all or a portion of any Bond is or was includable in the gross income of any Lender for Federal income tax purposes; provided, that no such decree, judgment, or action will be considered final for this purpose, however, unless the Company has been given written notice and, if it is so desired and is legally allowed, has been afforded the opportunity to contest the same, either directly or in the name of any Lender, and until the conclusion of any appellate review, if sought. Such an Event of Taxability shall mean and shall be deemed to have occurred on the first to occur of the following:

(a) on the effective date of any applicable Change in Law that changes the ability of any Lender to exclude all or a portion of the interest on the Bondholder from its gross income for Federal income tax purposes;

(b) on that date when the Company or the Issuer files any statement, supplemental statement or other tax schedule, return or document which discloses that an Event of Taxability shall have in fact occurred;

(c) on the date when a Lender or any prior Lender notifies the Administrative Agent, the Company and the Issuer that it has received a written opinion by an attorney or firm of attorneys of recognized standing on the subject of tax-exempt municipal finance to the effect that an Event of Taxability shall have occurred unless, within 180 days after receipt by the

Administrative Agent, the Company and the Issuer of such notification from such Lender or any prior Lender, the Company or the Issuer shall deliver to such Lender and prior Lender (i) a ruling or determination letter issued to or on behalf of the Company by the Director or any District Director of Internal Revenue (or any other governmental official exercising the same or a substantially similar function from time to time) or (B) a written opinion by an attorney or firm of attorneys of recognized standing on the subject of tax-exempt municipal finance to the effect that, after taking into consideration such facts as form the basis for the opinion that an Event of Taxability has occurred, an Event of Taxability shall not have occurred;

(d) on the date when the Company or the Issuer shall be advised in writing by the Director or any District Director of Internal Revenue (or any other government official or agent exercising the same or a substantially similar function from time to time) that, based upon filings of the Company or the Issuer, or upon any review or audit of the Company, the Issuer or upon any other ground whatsoever, an Event of Taxability shall have occurred;

(e) on that date when the Company or the applicable Issuer shall receive notice from the Lender or prior Lender that the Internal Revenue Service (or any other government official or agency exercising the same or a substantially similar function from time to time) has assessed as includable in the gross income of such Lender or any prior Lender the interest on the Bonds paid to such Lender or prior Lender due to the occurrence of an Event of Taxability; provided, however, that no Event of Taxability shall occur under clauses (c) or (d) above unless the Company has been afforded the opportunity, at its expense, to contest any such assessment; and provided further that no Event of Taxability shall occur until such contest, if made, has been finally determined; and provided further that upon demand from any Lender or any prior Lender, the Company shall immediately reimburse such Lender or prior Lender for any payments such Lender (or any prior Lender) shall be obligated to make as a result of the Event of Taxability during any such contest; or

(e) on the date when the Company or the Issuer shall be advised in writing of a final decree or judgment from a court constituting an Event of Taxability shall have occurred.

“Exchange Act” means the Securities and Exchange Act of 1934, as amended.

“Fee Letter” means the fee letter agreement among the Company and SunTrust Bank, dated June 16, 2015.

“Fitch” means Fitch Investors Service Inc. and any successor thereto.

“Fitch Rating” means, on any date of determination, the rating accorded the Company’s senior unsecured long-term debt by Fitch (or if the Obligations are secured and there is a rating accorded to the Company’s senior secured long-term debt by Fitch, then such senior secured long-term debt rating; but if not, the senior unsecured long-term debt rating; or, if neither such rating is available, the Company’s long-term issuer default rating accorded to it by Fitch).

“FPA” means the Federal Power Act, as amended, and all rules and regulations promulgated thereunder. “FRB” means the Board of Governors of the Federal Reserve System of the United States. “Fund” means any Person (other than a natural person) that is engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its activities.

“GAAP” means generally accepted accounting principles in the United States set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or such other principles as may be approved by a significant segment of the accounting profession in the United States, that are applicable to the circumstances as of the date of determination, consistently applied and subject to the provisions of Section 1.03.

“Governmental Authority” means the government of the United States or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

“Guarantee” means, as to any Person, (a) any obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation payable or performable by another Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of such Person, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation, (ii) to purchase or lease property, securities or services for the purpose of assuring the obligee in respect of such Indebtedness or other obligation of the payment or performance of such Indebtedness or other obligation, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity or level of income or cash flow of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation, or (iv) entered into for the purpose of assuring in any other manner the obligee in respect of such Indebtedness or other obligation of the payment or performance thereof or to protect such obligee against loss in respect thereof (in whole or in part), or (b) any Lien on any assets of such Person securing any Indebtedness or other obligation of any other Person, whether or not such Indebtedness or other obligation is assumed by such Person (or any right, contingent or otherwise, of any holder of such Indebtedness to obtain any such Lien). The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the guaranteeing Person in good faith. The term “Guarantee” as a verb has a corresponding meaning.

“Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos-containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.

“Immaterial Subsidiary” means a Subsidiary that (a) represents less than 1% of the Consolidated Tangible Assets of the Company and its Subsidiaries as would be shown in the consolidated financial statements of the Company and its Subsidiaries as at the beginning of the twelve (12) month period ending with the month in which such determination is made or (b) is responsible for less than 1% of the consolidated net sales or of the Consolidated Net Income of the Company and its Subsidiaries as reflected in the financial statements referred to in clause (a) above.

“Indebtedness” means, as to any Person at a particular time, without duplication, all of the following:

(a) all obligations of such Person for borrowed money and all obligations of such Person evidenced by debentures, notes, loan agreements or other similar instruments;

(b) all direct or contingent obligations of such Person arising under letters of credit (including standby and commercial) and bankers’ acceptances;

(c) all obligations of such Person to pay the deferred purchase price of capital assets or services that in accordance with GAAP would be shown on the liability side of the balance sheet of such Person;

(d) indebtedness (excluding prepaid interest thereon) secured by a Lien on property owned or being purchased by such Person (including indebtedness arising under conditional sales or other title retention agreements), whether such indebtedness shall have been assumed by such Person or is limited in recourse;

(e) capital leases and Synthetic Lease Obligations;

(f) all obligations of such Person to purchase, redeem, retire, defease or otherwise make any payment in respect of any Redeemable Stock in such Person, valued, in the case of a redeemable preferred interest, at the greater of its voluntary or involuntary liquidation preference plus accrued and unpaid dividends;

(g) the full outstanding balance of trade receivables, notes or other instruments sold with full recourse (and the portion thereof subject to potential recourse, if sold with limited recourse), other than in any such case any thereof sold solely purposes of collection of delinquent accounts; and

(h) all Guarantees of such Person in respect of any of the foregoing.

For all purposes hereof, the Indebtedness of any Person shall include the Indebtedness of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which such Person is a general partner or a joint venturer, unless such Indebtedness is expressly made non-recourse to such Person and shall exclude trade payables and other similar accrued expenses arising in the ordinary course of business, obligations in respect of insurance policies or performance or surety bonds that themselves are not guarantees of Indebtedness (or drafts, acceptances or similar instruments evidencing the same or obligations in respect of letters of credit supporting the payment of the same). The amount of any capital lease or Synthetic Lease Obligation as of any date shall be deemed to be the amount of Attributable Indebtedness in respect thereof as of such date.

“Indenture” means with respect to each Series of Bonds, the indenture of trust between the Issuer and the applicable Trustee pursuant to which such Bonds are issued and secured.

“Initial Index Rate Period” has the meaning given that term in each Indenture.

“Internal Revenue Service” means the United States Internal Revenue Service, or any Governmental Authority succeeding to any of its principal functions.

“Investment” means, as to any Person, any direct or indirect acquisition or investment by such Person, whether by means of (a) the purchase or other acquisition of Equity Interests of another Person (including any partnership or joint venture interest in such other Person), (b) a loan, advance or capital contribution to, or a Guarantee, assumption, purchase or other acquisition of any debt (other than accounts receivable and lease, utility or other deposits arising in the ordinary course of business on terms customary in the trade) of, another Person, including any partnership or joint venture interest in such other Person and any arrangement pursuant to which the investor Guarantees Indebtedness of such other Person, or (c) the purchase or other acquisition (in one transaction or a series of transactions) of assets of another Person that constitute a business unit. For purposes of covenant compliance, the amount of any Investment shall be the amount actually invested, without adjustment for subsequent increases or decreases in the value of such Investment, less any amount paid, repaid, returned, distributed or otherwise received in cash in respect of such Investment not to exceed the original amount of such Investment. For the avoidance of doubt, the exchange of interests in electricity generating units among tenants-in-common as described in Section 7.04(i), shall not constitute an Investment hereunder.

“Investment Grade” means two of the three Rating Agencies rate the Parent’s senior unsecured long-term indebtedness equal to or greater than the respective level set forth below:

Fitch	Moody’s	S&P
BBB-	Baa3	BBB-

“IP Rights” has the meaning specified in Section 5.17.

“Issuer” means the Ohio Air Quality Development Authority, a body politic and corporate duly organized and validly existing under the laws of the State, as issuer of each Series of Bonds.

“Laws” means, as to any Person, collectively, all international, foreign, Federal, state and local statutes, treaties, rules, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders of, and agreements with, any Governmental Authority, binding upon such Person or to which such Person is subject.

“LIBOR” has the meaning given that term in the Indentures.

“Lien” means any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge, or preference, priority or other security interest or preferential arrangement in the nature of a security interest of any kind or nature whatsoever (including any conditional sale or other title retention agreement, any easement, right of way or other encumbrance on title to real property, and any financing lease having substantially the same economic effect as any of the foregoing).

“Loan” means each loan by the Issuer to the Company of the proceeds received from the sale of the applicable Series of Bonds, each of which is evidenced by the applicable series of Related First Mortgage Bonds.

“Loan Agreement” means, with respect to each Loan, the loan agreement between the Issuer and the Company.

“Loan Payment Date” means any date on which any Bond Service Charges are due and payable on the Bonds.

“Loan Payments” means the amounts required to be paid by the Company in repayment of the applicable Loan pursuant to the applicable Loan Agreement.

“Material Adverse Effect” means (a) a material adverse change in, or a material adverse effect on, the operations, business, assets, properties, liabilities (actual or contingent) or financial condition of the Company and its Subsidiaries, taken as a whole; (b) a material impairment of the rights and remedies of the Administrative Agent or the Lenders under any Related Document, or of the ability of the Company to perform its obligations under any Related Document; or (c) a material adverse effect upon the legality, validity, binding effect or enforceability against the Company of any Related Document, provided that the Separation Transactions shall not constitute a Material Adverse Effect.

“Moody’s” means Moody’s Investors Service, Inc. and any successor thereto.

“Moody’s Rating” means, on any date of determination, the rating accorded the Company’s senior unsecured long-term debt by Moody’s (or, if the Obligations are secured and there is a rating accorded to the Company’s senior secured long-term debt by Moody’s, then such senior secured long-term debt rating; but if not, the senior unsecured long-term debt rating; or, if neither such rating is available, the Company’s long-term issuer credit rating accorded to it by Moody’s).

“Multiemployer Plan” means any employee benefit plan of the type described in Section 4001(a)(3) of ERISA, to which the Company or any ERISA Affiliate makes or is obligated to make contributions, or during the preceding five plan years, has made or been obligated to make contributions. “Multiple Employer Plan” means a Pension Plan which has two or more contributing sponsors (including the Company or any ERISA Affiliate) at least two of whom are not under common control, as such a plan is described in Section 4064 of ERISA.

“Obligations” means all advances to, and debts, liabilities, obligations, covenants and duties of, the Company arising under any Related Document or otherwise with respect to any Loan, in each case whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest and fees that accrue after the commencement by or against the Company of any proceeding under any Debtor Relief Laws naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding.

“OFAC” means the Office of Foreign Assets Control of the United States Department of the Treasury.

“Organization Documents” means, (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents); (b) with respect to any limited liability company, the certificate or articles of formation or organization and operating agreement; and (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity.

“Parent” means DPL Inc., an Ohio corporation.

“Patriot Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Title III of Pub. L. 107-56 (signed into law October 26, 2001).

“Pro Rata Percentage” means, with respect to each Lender, the percentage (carried out to the fourth decimal place) of the aggregate outstanding principal amount of Bonds of which such Lender is the Bondholder. The initial Pro Rata Percentage of each Lender is set forth opposite such Lender’s name on Schedule 2.01.

“PBGC” means the Pension Benefit Guaranty Corporation or any successor.

“Pension Funding Rules” means the rules of the Code and ERISA regarding minimum required contributions (including any installment payment thereof) to Pension Plans and set forth in Section 412, 430, 431, 432 and 436 of the Code and Sections 302, 303, 304 and 305 of ERISA.

“Pension Plan” means any employee pension benefit plan (including a Multiple Employer Plan) that is maintained or is contributed to by the Company and any ERISA Affiliate and is either covered by Title IV of ERISA or is subject to the minimum funding standards under Section 412 of the Code.

“Permitted Acquisition” means and includes any Acquisition as to which all of the following conditions are satisfied: (a) such Acquisition (i) involves a line or lines of an Energy-Related Business, and (ii) involves a Person or a line or lines of business that are located and operated in the United States; (b) no Default or Event of Default shall exist prior to or immediately after giving effect to such Acquisition; (c) such Acquisition is not being consummated on a hostile basis and has been approved by the board of directors of the target Person and no material challenge to such Acquisition shall be pending or threatened by any shareholder or director of the seller or Person to be acquired, and (d) as of the date of the consummation of such Acquisition, all approvals required in connection therewith shall have been obtained.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Pro Forma Effect” means, for any Investment pursuant to Section 7.02(d) or any Disposition pursuant to Section 7.04(h), whether actual or proposed, for purposes of determining compliance with the financial covenants in Section 7.11, each such Investment or Disposition shall be deemed to have occurred on and as of the first day of the relevant fiscal period, and the following pro forma adjustments shall be made:

(a) in the case of an actual or proposed Disposition, all income statement items (whether positive or negative) attributable to the line of business or the Person subject to such Disposition shall be excluded from the results of the Company and its Subsidiaries for the relevant fiscal period;

(b) in the case of an actual or proposed Acquisition, income statement items (whether positive or negative) attributable to the property, line of business or the Person subject to such Acquisition shall be included in the results of the Company and its Subsidiaries for the relevant fiscal period;

(c) any Indebtedness actually or proposed to be incurred or assumed in such Investment or Disposition shall be deemed to have been incurred as of the first day of the applicable fiscal period, and interest thereon shall be deemed to have accrued from such day on such Indebtedness at the applicable rates provided therefor (and in the case of interest that does or would accrue at a formula or floating rate, at the rate in effect at the time of determination) and shall be included in the results of the Company and its Subsidiaries for such fiscal period and any Indebtedness repaid in connection with such Investment or Disposition shall be deemed to have been repaid as of the first day of the applicable fiscal period; and

(d) any historical extraordinary non-recurring costs or expenses or other verifiable costs or expenses that will not continue after the Investment or Disposition may be eliminated and other expenses and cost savings may be reflected provided that such costs, expenses and cost savings are (A) reflected on a basis consistent with Regulation S-X promulgated by the Securities and Exchange Commission or (B) attributable to operating or other efficiencies reasonably expected to be realized as a result of such Investment, as controlled and operated by the Company, provided that the elimination of all such costs and expenses and the reflection of such cost savings under this paragraph (d) shall be reasonably acceptable to the Required Lenders.

“Public Lender” has the meaning specified in Section 6.02(?).

“PUCO” means the Public Utilities Commission of Ohio.

“Rating” means any of the Fitch Ratings, Moody’s Ratings or S&P Ratings.

“Rating Agency” means any of Fitch, Moody’s or S&P.

“Redeemable Stock” means, with respect to any Person, any Equity Interests of such Person that (a) is by its terms subject to mandatory redemption, in whole or in part, pursuant to a sinking fund, scheduled redemption or similar provisions, at any time prior to the Maturity Date; or (b) otherwise is required to be repurchased or retired on a scheduled date or dates, upon the occurrence of any event or circumstance, at the option of the holder or holders thereof, or otherwise, at any time prior to the Maturity Date, other than any such repurchase or retirement occasioned by a “change of control” or similar event.

“Reimbursement Agreements” means those certain Reimbursement Agreements between JP Morgan Chase Bank, N.A., as administrative agent and as fronting bank, the LC participants identified therein and DP&L dated May 31, 2013, until the termination thereof.

“Related Documents” means, collectively, this Agreement, the Fee Letter, and the Bond Documents.

“Related First Mortgage Bonds” means each series of DP&L First Mortgage Bonds issued to evidence and secure the applicable Loan, and any replacement thereof.

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents, trustees and advisors of such Person and of such Person’s Affiliates.

“Reportable Event” means any of the events set forth in Section 4043(c) of ERISA, other than events for which the 30 day notice period has been waived under ERISA or applicable regulations.

“Required Lenders” means, as of any date of determination, Lenders owning more than 50% (or if there are fewer than three Lenders, Lenders owning 100%) of the outstanding Bonds.

“Responsible Officer” means the chief executive officer, president, chief financial officer, treasurer, assistant treasurer or controller of the Company and, solely for purposes of the delivery of incumbency certificates pursuant to Section 4.01, the secretary or any assistant secretary of the Company or, in each case, any officer of the Company with a similar title. Any document delivered hereunder that is signed by a Responsible Officer of the Company shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of the Company and such Responsible Officer shall be conclusively presumed to have acted on behalf of the Company.

“Restricted Payment” means any dividend or other distribution (whether in cash, securities or other property) with respect to any Equity Interest of the Company or any Subsidiary, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such Equity Interest, or on account of any return of capital to the Company’s stockholders, partners or members (or the equivalent Person thereof).

“Revolving Credit Facility” means that certain Credit Agreement dated as of _____, 2015, by and among the Company, as borrower, PNC Bank, National Association, as administrative agent, Fifth Third Bank as syndication agent, Bank of America, N.A., as documentation agent, and the financial institutions from time to time party thereto as lenders, as amended, replaced and refinanced in whole or in part from time to time.

“S&P” means Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc. and any successor thereto.

“S&P Rating” means, on any date of determination, the rating accorded to the Company’s senior unsecured long-term debt by S&P (or, if the Obligations are secured and there is a rating accorded to the Company’s senior secured long-term debt by S&P, then such senior secured long-term debt rating; but if not, the senior unsecured long-term debt rating; or, if neither such rating is available, the Company’s long-term issuer credit rating accorded to it by S&P).

“Sanction(s)” means any sanction administered or enforced by the Office of Foreign Assets Control of the U.S. Treasury Department (“OFAC”), the U.S. Department of State, the United Nations Security Council, the European Union, Her Majesty’s Treasury (“HMT”) or other relevant sanctions authority.

“SEC” means the Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.

“Separation Transactions” means the restructuring of the Company’s operations in accordance with an order by PUCO, including the separation of the Company’s generation assets from its transmission and distribution assets, in compliance with the laws of the state of Ohio and any rules and regulations thereunder.

“Series” refers to the Bonds issued pursuant to a given Indenture.

“Short Term Investments” means short-term investments as defined by GAAP.

“Subsidiary” of a Person means a corporation, partnership, joint venture, limited liability company or other business entity of which a majority of the shares of securities or other interests having ordinary voting power for the election of directors or other governing body (other than securities or interests having such power only by reason of the happening of a contingency) are at the time beneficially owned, or the management of which is otherwise Controlled, directly, or indirectly through one or more intermediaries, or both, by such Person. Unless otherwise specified, all references herein to a “Subsidiary” or to “Subsidiaries” shall refer to a Subsidiary or Subsidiaries of the Company.

“Substantial Portion” means, with respect to the property of the Company and its Subsidiaries, property that (a) represents more than 20% of the Consolidated Tangible Assets of the Company and its Subsidiaries as would be shown in the consolidated financial statements of the Company and its Subsidiaries as at the beginning of the twelve-month period ending with the month in which such determination is made or (b) is responsible for more than 20% of the consolidated net sales or of the Consolidated EBITDA of the Company and its Subsidiaries as reflected in the financial statements referred to in clause (a) above.

“Swap Contract” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.

“Swap Termination Value” means, in respect of any one or more Swap Contracts, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Contracts, (a) for any date on or after the date such Swap Contracts have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Swap Contracts, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Swap Contracts (which may include a Lender or any Affiliate of a Lender).

“Synthetic Lease Obligation” means the monetary obligation of a Person under any lease (a) that is accounted for by the lessee as an operating lease and (b) under which the lessee is intended to be the “owner” of the leased property for Federal income tax purposes.

“Taxable Period” shall mean the period of time between (a) the date that interest on the Bonds is deemed to be includable in the gross income of the owner thereof for federal income tax purposes as a result of an Event of Taxability, and (b) the date of the Event of Taxability and after which the Bonds bear interest at the Taxable Rate.

“Taxable Rate” shall mean the interest rate per annum that shall provide the Lenders with the same after tax yield that Lenders would have otherwise received had the Event of Taxability not occurred, taking into account the increased taxable income of each applicable Event of Taxability as a result of such Event of Taxability. Each Lender shall provide the Company with a written statement explaining the calculation of the Taxable Rate, which statement shall, in the absence of manifest error, be conclusive and binding on the Company and the Issuer.

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

1.02. Computation of Time Periods. In this Agreement, in the computation of a period of time from a specified date to a later specified date, the word “from” means “from and including” and the words “to” and “until” each mean “to but excluding.”

1.03. Construction. Unless the context of this Agreement otherwise clearly requires, references to the plural include the singular, to the singular include the plural and to the part include the whole. As used herein and in the other Related Documents, and any certificate or other document made or delivered pursuant hereto or thereto (a) the words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”, (b) the word “incur” shall be construed to mean incur, create, issue, assume, become liable in respect of or suffer to exist (and the words “incurred” and “incurrence” shall have correlative meanings), (c) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, Capital Stock, securities, revenues, accounts, leasehold interests and contract rights, (d) references to agreements or other Contractual Obligations shall, unless otherwise specified, be deemed to refer to such agreements or Contractual Obligations as amended, supplemented, restated or otherwise modified from time to time and (e) any reference to any law shall include all statutory and regulatory provisions consolidating, amending, replacing or interpreting such law and any reference to any law or regulation shall, unless otherwise specified, refer to such law or regulation as amended, modified or supplemented from time to time. The Section headings contained in this Agreement and the table of contents preceding this Agreement are for reference purposes only and shall not control or affect the construction of this Agreement or the interpretation thereof in any respect. Section, subsection and exhibit references are to this Agreement unless otherwise specified.

1.04. Incorporation of Certain Definitions by Reference. Any capitalized term used herein and not otherwise defined herein shall have the meaning provided therefor in the Indentures or the Loan Agreements, as applicable.

1.05. Accounting Terms and Determinations.

(a) All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with, GAAP applied on a consistent basis, as in effect from time to time, applied in a manner consistent with that used in preparing the Audited Financial Statements, except as otherwise specifically prescribed herein. Notwithstanding the foregoing, for purposes of determining compliance with any covenant (including the computation of any financial covenant) contained herein, Indebtedness of the Company and its Subsidiaries shall be deemed to be carried at 100% of the outstanding principal amount thereof, and the effects of FASB ASC 825 on financial liabilities shall be disregarded.

(b) If at any time any change in GAAP would affect the computation of any financial ratio or requirement set forth in any Related Document, and either the Company or the Required Lenders shall so request, the Administrative Agent and the Company shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (subject to the approval of the Required Lenders not to be unreasonably withheld or delayed); provided that, until so amended, (i) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and (ii) the Company shall provide to the Administrative Agent and the Lenders financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP.

(c) Any financial ratios required to be maintained by the Company pursuant to this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number)..

1.06. Relation to Other Documents; Acknowledgment of Different Provisions of Related Documents; Incorporation by Reference.

(a) Nothing in this Agreement shall be deemed to amend, or relieve the Company or any Issuer of its obligations under, any Related Document to which it is a party.

(b) Except as provided in subsection (c) of this Section 1.06, all references to other documents shall be deemed to include all amendments, modifications and supplements thereto to the extent such amendment, modification or supplement is made in accordance with the provisions of such document and this Agreement.

(c) All provisions of this Agreement making reference to specific Sections of any Related Document shall be deemed to incorporate such Sections into this Agreement by reference as though specifically set forth herein (with such changes and modifications as may be herein provided) and shall continue in full force and effect with respect to this Agreement notwithstanding payment of all amounts due under or secured by the Related Documents, the termination or defeasance thereof or any amendment thereto or any waiver given in connection therewith, so long as this Agreement is in effect and until all Obligations are paid in full and the Bonds have been repurchased from the Lenders. No amendment, modification, consent, waiver or termination with respect to any of such Sections shall be effective as to this Agreement until specifically agreed to by the appropriate parties hereto pursuant to the terms of this Agreement.

ARTICLE II

Purchase of Bonds and Fees

2.01. Purchase of Bonds. Each Lender severally agrees, subject to fulfillment prior to the purchase of any other Series of Bonds of each of the conditions precedent set forth in Article IV hereof, and upon the basis of the representations, warranties and covenants set forth or incorporated herein, to purchase all (but not less than all) of its Bonds, in the principal amounts set forth opposite such Lender’s name on Schedule 2.01 hereto, at the purchase price of 100% of the principal amount thereof. Each Lender shall wire transfer payment of the purchase price on the Closing Date to the applicable Trustee in accordance with the funds transfer instructions set forth on the flow of funds memorandum provided in connection with the closing of the purchase of each Series of the Bonds. The Lenders will hold the Bonds during the Initial Index Rate Period subject to the mandatory tender and purchase obligations of the Company pursuant to the applicable Bond Documents and the assignment provisions of this Agreement.

2.02. Fees.

(a) Fee Letter. The Company shall pay any fees and perform any obligations provided for under the Fee Letter including payment of any fees required to be paid on the applicable Closing Date. The Company also shall pay the fee due to PNC Bank, National Association and U.S. Bank National Association as Arrangers pursuant to the agreements between the Company and such Arrangers.

(b) Upfront Fees. On the Closing Date, the Company shall pay to each Lender a fee equal to a percentage of the aggregate principal amount of Bonds purchased by such Lender, which fee shall be (1) 0.225% for a commitment level of greater than or equal to $70,000,000, (ii) 0.20% for a commitment level greater than or equal to $50,000,000 and less than $70,000,000, and (3) 0.175% for a commitment level of less than $50,000,000.

ARTICLE III

COMPANY PAYMENT OBLIGATIONS anD guaranty

3.01. Payment Obligations.

(a) Loan Payments and Bond Service Charges. The Company hereby acknowledges that as a result of each Issuer’s absolute and irrevocable assignment to the applicable Trustee, and to its successors in trust, and its and their assigns, of all of such Issuer’s rights and remedies under the applicable Loan Agreement and Related First Mortgage Bonds, the Company shall (i) make, as Loan Payments to the applicable Trustee for the account of the Issuer, payments on each series of Related First Mortgage Bonds on each Loan Payment Date which correspond, as to time, and are equal in amount, to the Bond Service Charges payable on the applicable Series of Bonds, and (ii) pay to the applicable Trustee for the account of the Issuer a principal payment under the applicable Related First Mortgage Bonds equal to the applicable Purchase Price of the Bonds tendered for purchase pursuant to the terms of the applicable Indenture.

(b) Payments Under this Agreement and Fee Letter. The Company hereby unconditionally, irrevocably and absolutely agrees to make prompt and full payment of all payment obligations owed to the Lenders hereunder and under the Fee Letter, with interest thereon at the applicable rate or rates provided herein or therein.

(c) Stamp Taxes. If at any time any Governmental Authority shall require revenue or other documentary stamps or any other tax in connection with the execution or delivery of this Agreement or other Related Documents, then, if the Company lawfully may pay for such stamps, taxes or fees, the Company shall pay, when due and payable, for all such stamps, taxes and fees, including interest and penalties thereon, and the Company agrees to save each Lender harmless from and against any and all liabilities with respect to or resulting from any delay of Company in paying, or omission of Company to pay, such stamps, taxes and fees hereunder.

(d) Increased Payments.

(1) If any Change in Law shall (i) impose, modify or hold applicable any reserve, special deposit, compulsory loan or similar requirement against assets held by, deposits or other liabilities in or for the account of, advances, loans or other extensions of credit by, or any other acquisition of funds by, any office of a Lender that is not otherwise included in the determination of LIBOR or (ii)  impose any other condition on such Lender, and the result of any of the foregoing is to increase the cost to such Lender by an amount that such Lender deems to be material, of holding Bonds, or to reduce any amount received or receivable in respect thereof (whether of principal, interest or any other amount), then, in any such case, the Company shall promptly pay such Lender upon its demand, any additional amounts necessary to compensate such Lender for such increased cost or reduced amount receivable. If any Lender becomes entitled to claim any amounts pursuant to this paragraph, it shall promptly notify the Company in writing (with a copy to the Administrative Agent) of the event by reason of which it has become so entitled; provided that the Company shall not be required to compensate a Lender pursuant to this paragraph for any amounts incurred more than three months prior to the date that such Lender notifies the Company of such Lender’s intention to claim compensation therefor; and provided further that, if the circumstances giving rise to such claim have a retroactive effect, then such period for which the Company shall be required to compensate the Lenders shall be extended to include the period of such retroactive effect.

(2) If any Lender shall have determined that any Change in Law regarding capital requirements shall have the effect of reducing the rate of return on such Lender’s capital as a consequence of its obligations hereunder to a level below that which such Lender could have achieved but for such adoption, change or compliance (taking into consideration such Lender’s policies with respect to capital adequacy) by an amount deemed by such Lender to be material, then from time to time, after submission by such Lender to the Company (with a copy to the Administrative Agent) of a written request therefor, the Company shall pay to such Lender such additional amount or amounts as will compensate such Lender for such reduction; provided that the Company shall not be required to compensate a Lender pursuant to this paragraph for any amounts incurred more than four months prior to the date that such Lender notifies the Company of such Lender’s intention to claim compensation therefor; and provided further that, if the circumstances giving rise to such claim have a retroactive effect, then such period for which the Company shall be required to compensate the Lenders shall be extended to include the period of such retroactive effect.

(3) Each Lender will promptly notify the Company and the Administrative Agent of any event of which it has knowledge, occurring after the date hereof, which will entitle such Lender to compensation pursuant to this Section 3.01(d) and will designate a different lending office if such designation will avoid the need for, or reduce the amount of, such compensation and will not, in the judgment of such Lender, be otherwise disadvantageous to such Lender. A certificate of any Lender claiming compensation under this Section 3.01(d) and setting forth the additional amount or amounts to be paid to it hereunder shall be conclusive in the absence of manifest error. In determining such amount, such Lender may use any reasonable averaging and attribution methods.

(4) The Company shall be permitted to replace any Lender that requests reimbursement for amounts owing pursuant to this Section 3.01(d), in each case with a replacement financial institution; provided that (i) such replacement does not conflict with any Requirement of Law, (ii) no Event of Default shall have occurred and be continuing at the time of such replacement, (iii) prior to any such replacement, such Lender shall have taken no action under Section 3.01(d)(3) so as to eliminate the continued need for payment of amounts owing pursuant to this Section 3.01(d), (iv) the replacement financial institution shall purchase, at par plus accrued and unpaid interest, all Bonds and other amounts owing to such replaced Lender on or prior to the date of replacement, (v) until such time as such replacement shall be consummated, the Company shall pay to the Lender being replaced all additional amounts (if any) required pursuant to this Section 3.01(d) and (vi) any such replacement shall not be deemed to be a waiver of any rights that the Company, the Administrative Agent or any other Lender shall have against the replaced Lender. If any circumstances arise which result, or such Lender becomes aware of any circumstances which are expected to result, in the Company having to make such compensation or indemnification, such Lender shall use its commercially reasonable efforts to notify the Company thereof and, in consultation with the Company, such Lender shall take all steps, if any, it determines are reasonable and the Company determines are acceptable to mitigate the effect of those circumstances; provided that no delay or failure by any Lender to provide any such notice shall affect the obligations of the Company hereunder.

(5) The Administrative Agent shall only give notice of a determination that LIBOR does not accurately and fairly reflect the Lenders’ costs of funds as contemplated by Section 2.03(f)(ii) of the applicable Indenture if the Required Lenders have made such determination and directed the Administrative Agent to give such notice.

3.02. Event of Taxability. Upon the occurrence of an Event of Taxability the Company shall, immediately upon demand, pay to the Lenders (or prior Lenders, if applicable) (i) an additional amount equal to the difference between (A) the amount of interest actually paid on the Bonds during the Taxable Period and (B) the amount of interest that would have been paid during the Taxable Period had the Bonds borne interest at the Taxable Rate, and (ii) an amount equal to any interest, penalties and additions to tax (as referred to in Subchapter A of Chapter 68 of the Code) owed by any Lender as a result of the Event of Taxability. This obligation shall survive payment on Bonds until such time as the federal statute of limitations under which the interest on the bonds could be declared taxable under the Code shall have expired.

3.03. Default Interest. In the event any Obligation due hereunder is not paid when due, such Obligation shall bear interest at the Default Rate until paid in full, which shall be payable by the Company to the related Lenders upon demand therefor.

3.04. FACTA. If a payment made to a Lender hereunder or pursuant to any Bond would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Company and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Company or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Company or the Administrative Agent as may be necessary for the Company and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. “FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement, any current or future regulations or official interpretations thereof, any agreement entered into pursuant to Section 1471(b)(1) of the Code, any intergovernmental agreement entered into with the United States in connection with the implementation of FATCA and any fiscal or regulatory legislation or rules adopted by a Governmental Authority implementing such an intergovernmental agreement, to determine that such recipient has or has not complied with such recipient’s obligations thereunder.

ARTICLE IV

Conditions Precedent to Purchase of Bonds

4.01. Documentary Conditions Precedent to Purchase of Bonds. The obligation of each Lender to purchase its Bonds is subject to the conditions precedent that the Administrative Agent, on behalf of and to the satisfaction of each Lender, shall have received, on or before the Closing Date, the items listed below in this Section, each dated and in form and substance as is satisfactory to each Lender:

(a) The following documents for the Company:

(1) copies of the resolutions of the Company approving the execution and delivery of the Related Documents to which each is a party, certified by a Responsible Officer as being true and complete and in full force and effect on the Closing Date;

(2) a certificate of a Responsible Officer of the Company, dated the Closing Date, certifying the names and signatures of the persons authorized to sign, on behalf of the Company, the Related Documents to which it is a party and the other documents to be delivered by it hereunder or thereunder, and

(3) a certificate, dated the Closing Date, signed by a Responsible Officer of the Company, certifying that the conditions set forth in Section 4.04 have been satisfied.

(b) Executed originals of the Bonds and this Agreement, and an executed original or certified copy, as applicable, of each of the other Related Documents;

(c) The following opinions, addressed to the Administrative Agent on behalf of each Lender or on which each Lender is otherwise expressly authorized to rely:

(1) from counsel to the Company as to the due authorization, execution, delivery by and enforceability against the Company of this Agreement and the other Related Documents to which each is a party, and the absence of any violation of organizational documents and applicable laws of this Agreement and such other Related Documents, and from in-house counsel to the Company, as to the absence of conflicting agreements or material litigation;

(2) from counsel to the Issuer, in form and substance satisfactory to the Lenders and their counsel;

(3) the unqualified approving opinion of Bond Counsel to the Issuer, in form and substance satisfactory to the Lenders and their counsel, as to the validity and enforceability of the Bonds and the tax-exempt status of the interest thereof; and

(4) from counsel to the Company and /or in-house counsel to the Company, in form and substance satisfactory to the Lenders and their counsel, with respect to the Related First Mortgage Bonds.

(d) The following documents and other information:

(1) copies of the resolutions of the Issuer relating to the Bonds;

(2) a certificate by the Secretary of the Issuer certifying the names and signatures of the persons authorized to sign, on behalf of the Issuer, the Related Documents to which it is a party and the other documents to be delivered by it hereunder or thereunder;

(3) a certificate, dated the Closing Date, signed by authorized officers of the Issuer, on such Issuer’s customary form for such purposes, certifying that there is no action, suit, proceeding, inquiry or investigation at law or in equity or before or by any court, public board or body pending, or, to the best knowledge of the Issuer, threatened against or affecting the Issuer wherein an unfavorable decision, ruling or finding would (A) adversely affect the transactions contemplated by, or the validity or enforceability of, the Bond Documents or (B) challenge the exclusion of the interest on the Bonds from gross income for federal income tax purposes; and

(4) copies of (A) the fully executed and compiled “Application and Letter of Request” regarding the Related First Mortgage Bonds; (B) the Related First Mortgage Bonds; (C) the executed receipt of the Company of the authenticated Related First Mortgage Bonds; and (D) the certificate of the trustee under the Related First Mortgage Bonds evidencing authority of certain officers of such trustee to execute the applicable supplemental indenture relating to the Related First Mortgage Bonds and to authenticate the Related First Mortgage Bonds.

4.02. Other Matters. Each Lender shall have received (either directly or through the Administrative Agent) such other statements, certificates, agreements, documents, opinions and information with respect to the Company, the Related First Mortgage Bonds, the Issuers and the other parties to the Related Documents and matters contemplated by this Agreement as the Administrative Agent, on behalf of the Lenders, may reasonably request.

4.03. Payment of Fees and Expenses. The obligations of the Lenders to purchase the Bonds is further subject to the condition precedent that substantially simultaneously with the closing of the Bonds, (a) SunTrust Bank shall receive the payments due to it as Administrative Agent and Arranger under the Fee Letter, (b) PNC Bank, National Association and U.S. Bank National Association shall receive the payments due to them as Arrangers under their respective agreements with the Company, (c) the Administrative Agent shall have received all documented fees payable to it under this Agreement, including without limitation, reimbursement of the Administrative Agent’s fees and expenses (including the outside counsel retained by the Administrative Agent, on behalf of the Lenders), (d) each Lender shall receive payment of the upfront fees payable to it under this Agreement, provided however, that the Company has received invoices for the foregoing not later than two Business Days prior to the Closing Date.

4.04. Conditions on the Closing Date. The obligations of the Lenders to purchase the Bonds is further subject to the condition precedent that on the Closing Date (a) the representations and warranties of the Company contained in this Agreement are true and correct in all material respects on and as of the Closing Date, (b) that the Company is not in violation of any of the covenants contained in this Agreement as of the Closing Date, (c) no Default or Event of Default has occurred and is continuing or would result from the consummation of the transactions contemplated hereby, and (e) since December 31, 2014, there has been no Material Adverse Effect.

ARTICLE V

Representations and Warranties

The Company represents and warrants to the Administrative Agent and each Lender as of the date of this Agreement and as of the Closing Date as follows:

5.01. Existence, Qualification and Power. The Company (a) is duly organized, validly existing and, as applicable, in good standing under the Laws of the jurisdiction of its incorporation, (b) has all requisite power and authority and all requisite governmental licenses, authorizations, consents and approvals to (i) own or lease its assets and carry on its business and (ii) execute, deliver and perform its obligations under the Related Documents to which it is a party, and (c) is duly qualified and is licensed and, as applicable, in good standing under the Laws of each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification or license; except in each case referred to in clause (b)(i) or (c), to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect.

5.02. Authorization; No Contravention. The execution, delivery and performance by the Company of each Related Document to which it is a party, have been duly authorized by all necessary corporate action, and do not and will not (a) contravene the terms of any of the Company’s Organization Documents; (b) conflict with or result in any contravention of, or the creation of any Lien under, or require any payment to be made under (i) any Contractual Obligation to which the Company is a party or the Company or the properties of the Company or any of its Subsidiaries is bound or (ii) any order, injunction, writ or decree of any Governmental Authority or any arbitral award to which the Company or its property is subject; or (c) violate any Law, except in any case referred to in clause (b) or (c), to the extent the failure to do so could not reasonably be expected to have a Material Adverse Effect.

5.03. Governmental Authorization; Other Consents. No approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority or any other Person is necessary or required in connection with the execution, delivery or performance by, or enforcement against, the Company of this Agreement or any other Related Document to which it the Company is a party, except for such approvals, consents, exemptions, authorizations, actions, notices and filings that have been obtained or made on or before the Closing Date and are in full force and effect, including any approvals from PUCO.

5.04. Binding Effect. This Agreement has been, and each other Related Document to which the Company is a party, when delivered hereunder, will have been, duly executed and delivered by the Company. This Agreement constitutes, and each other Related Document to which the Company is a party when so delivered will constitute, a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to Debtor Relief Laws and general equity and public policy principles.

5.05. Financial Statements; No Material Adverse Effect. The Audited Financial Statements (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein; (ii) fairly present in all material respects the financial condition of the Company and its Subsidiaries as of the date thereof and their results of operations for the period covered thereby in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein; and (iii) show all material indebtedness and other liabilities, direct or contingent, of the Company and its Subsidiaries as of the date thereof, including liabilities for Taxes, material commitments and Indebtedness (other than any liability incident to any litigation, arbitration or proceeding that could not reasonably be expected to have a Material Adverse Effect). The unaudited consolidated balance sheets of the Company and its Subsidiaries dated March 31, 2015, and the related consolidated statements of income or operations, shareholders’ equity and cash flows for the fiscal quarter ended on that date (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein, and (ii) fairly present in all material respects the financial condition of the Company and its Subsidiaries as of the date thereof and their results of operations for the period covered thereby, subject, in the case of clauses (i) and (ii), to the absence of footnotes and to normal year-end audit adjustments. Since the date of the Audited Financial Statements, there has been no event or circumstance, either individually or in the aggregate, that has had or could reasonably be expected to have a Material Adverse Effect.

5.06. Litigation. There are no actions, suits, proceedings, claims or disputes pending or, to the knowledge of the Company, threatened, at law, in equity, in arbitration or before any Governmental Authority, by or against the Company or any of its Subsidiaries that (i) question the validity or the enforceability of the Related Documents, or any of any action to be taken by the Company pursuant to any of the Related Documents, or (ii) either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect. No action, suit, proceeding or investigation has been instituted, or to the knowledge of the Company or any of its Subsidiaries, threatened, and no rule, regulation, order, judgment or decree has been issued or proposed to be issued by any Governmental Authority that, solely as a result of the incurrence of Obligations or the entering into this Agreement or any other Related Document or any transaction contemplated hereby or thereby, would cause or deem the Administrative Agent, any Lenders or any of their respective Affiliates to be subject to, or not exempted from, regulation under the FPA.

5.07. No Default. The Company and each Subsidiary are in full compliance with all material terms, covenants and conditions of each of its Contractual Obligations, except for any noncompliance that could not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. No Default has occurred and is continuing or would result from the consummation of the transactions contemplated by this Agreement or any other Related Document.

5.08. Ownership of Property. The Company and each Subsidiary has good record and marketable title in fee simple to, or valid leasehold interests in, all real property necessary or used in the ordinary conduct of its business, except for such defects in title or interest as could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

5.09. Environmental Compliance. The Company and each of its Subsidiaries is in compliance with all Environmental Laws governing its business, except to the extent that any such failure to comply (together with any resulting penalties, fines or forfeitures) would not reasonably be expected to have a Material Adverse Effect. All licenses, permits, registrations or approvals required for the conduct of the business of the Company and each of its Subsidiaries under any Environmental Law have been secured and the Company and each of its Subsidiaries is in substantial compliance therewith, except for such licenses, permits, registrations or approvals the failure to secure or to comply therewith is not reasonably likely to have a Material Adverse Effect. Neither the Company nor any of its Subsidiaries has received written notice, or otherwise knows, that it is in any respect in noncompliance with, breach of or default under any applicable writ, order, judgment, injunction, or decree to which the Company or such Subsidiary is a party or that would affect the ability of the Company or such Subsidiary to operate any real property and no event has occurred and is continuing that, with the passage of time or the giving of notice or both, would constitute noncompliance, breach of or default thereunder, except in each such case, such noncompliance, breaches or defaults as would not reasonably be expected to, in the aggregate, have a Material Adverse Effect. There are no claims under any Environmental Law pending or, to the best knowledge of the Company, threatened wherein an unfavorable decision, ruling or finding would reasonably be expected to have a Material Adverse Effect. There are no facts, circumstances, conditions or occurrences on any real property now or at any time owned, leased or operated by the Company or any of its Subsidiaries or on any

Property adjacent to any such real property, that are known by the Company or as to which the Company or any such Subsidiary has received written notice, that could reasonably be expected: (i) to form the basis of an environmental claim against the Company or any of its Subsidiaries or any real property of the Company or any of its Subsidiaries; or (ii) to cause such real property to be subject to any restrictions on the ownership, occupancy, use or transferability of such real property under any Environmental Law, except in each such case, where such claims or restrictions individually or in the aggregate would not reasonably be expected to have a Material Adverse Effect.

5.10. Insurance. The properties of the Company and its Subsidiaries are insured pursuant to policies and other bonds which are valid and in full force and effect and which provide adequate coverage from reputable and financially sound insurers in amounts sufficient to insure the assets and risks of the Company and each such Subsidiary in accordance with prudent business practice in the industry of such Company and Subsidiaries, except where the failure to do so could not reasonably be expected to result in a Material Adverse Effect.

5.11. Taxes. The Company and its Subsidiaries have filed all Federal, state and other material tax returns and reports required to be filed, and have paid all material Taxes, assessments, fees and other governmental charges levied or imposed upon them or their properties, income or assets otherwise due and payable, except those which are being contested in good faith by appropriate proceedings diligently conducted and for which adequate reserves have been provided in accordance with GAAP or the non-payment of which, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect. To the Company’s knowledge, there is no proposed tax assessment against the Company or any Subsidiary that would, if made, have a Material Adverse Effect.

5.12. ERISA Compliance.

(a) Each Pension Plan of the Company and its Subsidiaries is in compliance in all material respects with the applicable provisions of ERISA, the Code and other Federal or state laws. Neither the Company nor any Subsidiary has, or has at any time during the preceding six years had, an obligation to contribute to a Multiemployer Plan. Each Pension Plan of the Company and its Subsidiaries that is intended to be a qualified plan under Section 401(a) of the Code has received a favorable determination letter from the Internal Revenue Service to the effect that the form of such Pension Plan is qualified under Section 401(a) of the Code and the trust related thereto has been determined by the Internal Revenue Service to be exempt from federal income tax under Section 501(a) of the Code, or an application for such a letter is currently being processed by the Internal Revenue Service. To the best knowledge of the Company, nothing has occurred that would prevent or cause the loss of such tax-qualified status.

(b) There are no pending or, to the best knowledge of the Company, threatened claims, actions or lawsuits, or action by any Governmental Authority, with respect to any Pension Plan of the Company and its Subsidiaries that could reasonably be expected to have a Material Adverse Effect. There has been no nonexempt prohibited transaction or violation of the fiduciary responsibility rules with respect to any Pension Plan of the Company and its Subsidiaries that has resulted or could reasonably be expected to result in a Material Adverse Effect.

(c) (i) No ERISA Event with respect to any Pension Plan of the Company or its Subsidiaries has occurred, and neither the Company nor any Subsidiary is aware of any fact, event or circumstance that could reasonably be expected to constitute or result in an ERISA Event with respect to any such Pension Plan except as could reasonably be expected individually or in the aggregate not to exceed $50,000,000; (ii) the Company and each Subsidiary has met in all material respects all applicable requirements under the Pension Funding Rules in respect of each Pension Plan of the Company and its Subsidiaries, and no waiver of the minimum funding standards under the Pension Funding Rules has been applied for or obtained; (iii) as of the most recent valuation date for any Pension Plan of the Company and its Subsidiaries, the funding target attainment percentage (as defined in Section 430(d)(2) of the Code) is 60% or higher and neither the Company nor any Subsidiary knows of any facts or circumstances that could reasonably be expected to cause the funding target attainment percentage for any such Pension Plan to drop below 60% as of the most recent valuation date; (iv) neither the Company nor any Subsidiary has incurred any liability to the PBGC other than for the payment of premiums, and there are no premium payments which have become due that are unpaid; (v) neither the Company nor any Subsidiary has engaged in a transaction that could be subject to Section 4069 or Section 4212(c) of ERISA; and (vi) no Pension Plan of the Company and its Subsidiaries has been terminated by the plan administrator thereof nor by the PBGC, and no event or circumstance has occurred or exists that could reasonably be expected to cause the PBGC to institute proceedings under Title IV of ERISA to terminate any such Pension Plan.

(d) For the avoidance of doubt, references to “Pension Plan” and “Multiemployer Plan” in this Section 5.12 refer only to Pension Plans and Multiemployer Plans of the Company and its Subsidiaries and do not refer to the Pension Plans or Multiemployer Plans of other ERISA Affiliates of the Company and its Subsidiaries.

5.13. Subsidiaries. As of the Closing Date, the Company has no Subsidiaries.

5.14. Margin Regulations; Investment Company Act; Federal Power Act.

(a) The Company is not engaged and will not engage, principally or as one of its important activities, in the business of purchasing or carrying margin stock (within the meaning of Regulation U issued by the FRB), or extending credit for the purpose of purchasing or carrying margin stock.

(b) None of the Company or any Subsidiary is or is required to be registered as an “investment company” under the Investment Company Act of 1940, as amended.

(c) None of the Company or any of its Subsidiaries, or any Affiliate of any of them, is subject to regulation under the FPA or under applicable state or other Laws respecting the rates or the financial or organizational regulation of electric utilities, as a result of the creation or incurrence of the Obligations or entering into this Agreement or any other Related Document or the consummation of any transaction contemplated hereby or thereby.

5.15. Disclosure. No report, financial statement, certificate or other information (other than projections and forward-looking information and information of a general economic nature or industry nature) furnished by or on behalf of the Company to the Administrative Agent or any Lender in writing in connection with the transactions contemplated hereby or delivered hereunder or under any other Related Document (in each case, as modified or supplemented by other information so furnished) contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein (when so furnished and taken as a whole), in the light of the circumstances under which they were made, not materially misleading; provided that, with respect to projected financial information, the Company represents only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time; it being recognized by the Administrative Agent and the Lenders that such projections as to future events are not to be viewed as facts and that actual results during the period or periods covered by any such projections may differ materially from the projected results.

5.16. Compliance with Laws. The Company and each Subsidiary is in compliance in all material respects with the requirements of all Laws and all orders, writs, injunctions and decrees applicable to it or to its properties, except in such instances in which (a) such requirement of Law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted or (b) the failure to comply therewith, either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

5.17. Intellectual Property; Licenses, Etc. The Company and its Subsidiaries own, or possess the right to use, all of the material trademarks, service marks, trade names, copyrights, patents, patent rights, franchises, licenses and other intellectual property rights (collectively, “IP Rights”) that are necessary for the operation of their respective businesses, without any known conflict with the rights of any other Person, except for any IP Rights or any conflicts that, either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

5.18. Solvency. The Company is not insolvent as defined in any applicable state or federal statute, nor will the Company be rendered insolvent by the execution and delivery of this Agreement or any other Related Document to the Administrative Agent and the Lenders or the performance of its obligations hereunder or thereunder.

5.19. Employment Matters. The Company is in compliance with all employment agreements, employment contracts, collective bargaining agreements and other agreements between the Company and its employees (collectively, “Labor Contracts”) and all applicable Federal, state and local labor and employment Laws including those related to equal employment opportunity and affirmative action, labor relations, minimum wage, overtime, child labor, medical insurance continuation, worker adjustment and retraining notices, immigration controls and worker and unemployment compensation, where the failure to comply would constitute a Material Adverse Effect. There are no outstanding grievances, arbitration awards or appeals therefrom arising out of the Labor Contracts or current or threatened strikes picketing, handbilling or other work stoppages or slowdowns at facilities of the Company which in any case would constitute a Material Adverse Effect.

5.20. OFAC. Neither the Company, nor any of its Subsidiaries, nor, to the knowledge of the Company and its Subsidiaries, any director, officer, employee, agent, affiliate or representative thereof, is an individual or entity that is, or is owned or controlled by any individual or entity that is (i) currently the subject or target of any Sanctions, (ii) included on OFAC’s List of Specially Designated Nationals, HMT’s Consolidated List of Financial Sanctions Targets and the Investment Ban List, or any similar list enforced by any other relevant sanctions authority or (iii) located, organized or resident in a Designated Jurisdiction.

5.21. Anti-Corruption Laws. The Company and its Subsidiaries have conducted their businesses in compliance with the United States Foreign Corrupt Practices Act of 1977, the UK Bribery Act 2010, and other similar anti-corruption legislation in other jurisdictions and have instituted and maintained policies and procedures designed to promote and achieve compliance with such laws.

ARTICLE VI

AFFIRMATIVE Covenants

The Company hereby agrees that until this Agreement terminates in accordance with Section 11.16, the Company shall and shall (except in the case of the covenants set forth in Sections 6.01, 6.02 and 6.03) cause each Subsidiary to:

6.01. Financial Statements. Deliver to the Administrative Agent and each Lender:

(a) as soon as available, but in any event within 90 days after the end of each fiscal year of the Company, a condensed consolidated balance sheet of the Company and its Subsidiaries as at the end of such fiscal year, and the related condensed consolidated statements of income or operations, changes in shareholders’ equity, and cash flows for such fiscal year, setting forth in each case in comparative form the figures for the previous fiscal year, all in reasonable detail and prepared in accordance with GAAP, such condensed consolidated statements to be audited and accompanied by a report and opinion of Ernst & Young LLP or another independent certified public accountant of nationally recognized standing selected by the Company in its sole discretion, which report and opinion shall be prepared in accordance with generally accepted auditing standards and shall not be subject to any “going concern” or like material qualification or exception or any material qualification or exception as to the scope of such audit; and

(b) as soon as available, but in any event within 45 days after the end of each of the first three fiscal quarters of each fiscal year of the Company, a condensed consolidated balance sheet of the Company and its Subsidiaries as at the end of such fiscal quarter, the related condensed consolidated statements of income or operations for such fiscal quarter and for the portion of the Company’s fiscal year then ended, and the related condensed consolidated statements of cash flows for the portion of the Company’s fiscal year then ended, in each case setting forth in comparative form, as applicable, the figures for the corresponding fiscal quarter of the previous fiscal year and the corresponding portion of the previous fiscal year, all in reasonable detail, such condensed consolidated statements to be certified by a

Responsible Officer of the Company as fairly presenting the financial condition, results of operations, shareholders’ equity and cash flows of the Company and its Subsidiaries in accordance with GAAP, subject only to normal year-end audit adjustments and the absence of footnotes.

As to any information contained in materials furnished pursuant to Section 6.02(c), the Company shall not be separately required to furnish such information under clause (a) or (b) above, but the foregoing shall not be in derogation of the obligation of the Company to furnish the information and materials described in clauses (a) and (b) above at the times specified therein.

6.02. Certificates; Other Information. Deliver to the Administrative Agent and each Lender:

(a) concurrently with the delivery of the financial statements referred to in Sections 6.01(a) and (b), a duly completed Compliance Certificate signed by a Responsible Officer of the Company (which delivery may, unless the Administrative Agent, or a Lender requests executed originals, be by electronic communication including fax or email and shall be deemed to be an original authentic counterpart thereof for all purposes);

(b) promptly after the same are filed with the SEC, copies of all proxies which the Company may file with the SEC under Section 14(a) of the Exchange Act and copies of all annual, regular, periodic and special reports and registration statements which the Company may file with the SEC under Section 13 or 15(d) of the Exchange Act, and not otherwise required to be delivered to the Administrative Agent pursuant hereto; and

(c) promptly, such additional information regarding the business, financial or corporate affairs of the Company or any Subsidiary, or compliance with the terms of the Related Documents, as the Administrative Agent or any Lender may from time to time reasonably request.

Documents required to be delivered pursuant to Section 6.01(a) or (b) or Section 6.02(b) or (c) (to the extent any such documents are included in materials otherwise filed with the SEC) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which the Company posts (or electronically delivers) such documents, or provides a link thereto on the Company’s website on the Internet at one or more of the website addresses listed on Schedule 6.02; (ii) on which such documents are posted to the SEC’s website at www.sec.gov or (iii) on which such documents are posted on the Company’s behalf on an Internet or intranet website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent).

6.03. Notices. Promptly, after a Responsible Officer of the Company has knowledge thereof, notify the Administrative Agent and each Lender:

(a) of the occurrence of any Default;

(b) of any (i) breach or non-performance of, or any default under, a Contractual Obligation of the Company or any Subsidiary; (ii) any dispute, litigation, investigation, proceeding or suspension between the Company or any Subsidiary and any Governmental Authority; or (iii) the commencement of, or any material development in, any litigation or proceeding affecting the Company or any Subsidiary, including pursuant to any applicable Environmental Laws, in each case under any of the foregoing clauses (i), (ii) and (iii) where such event could reasonably be expected to have a Material Adverse Effect;

(c) of the occurrence of any ERISA Event;

(d) of any material change in accounting policies or financial reporting practices by the Company or any Subsidiary;

(e) of any amendment to the Organization Documents of the Company filed by the Company in the applicable office in the jurisdiction where it is organized; and

(f) Any Rating change.

Each notice pursuant to this Section 6.03 (other than Sections 6.03(d), (e) and (f)) shall be accompanied by a statement of a Responsible Officer of the Company setting forth details of the occurrence referred to therein and stating what action the Company has taken and proposes to take with respect thereto. Each notice pursuant to Section 6.03(a) shall describe with particularity any and all provisions of this Agreement and any other Related Document known by such Responsible Officer to have been breached.

6.04. Payment of Taxes and Claims. Pay and discharge prior to the date on which penalties attach thereto, (a) all material tax liabilities, assessments and governmental charges or levies upon it or its properties or assets, and (b) all lawful claims which, if unpaid, would by law become a Lien upon its property not permitted hereunder, in each case unless the same are being contested in good faith by appropriate proceedings diligently conducted and adequate reserves in accordance with GAAP are being maintained by the Company or such Subsidiary or, in the case of clause (b), the failure to pay or discharge could not reasonably be expected to result in a Material Adverse Effect.

6.05. Preservation of Existence, Etc. (a) Preserve, renew and maintain in full force and effect its legal existence and good standing under the Laws of the jurisdiction of its organization except in a transaction permitted by Section 7.03 or 7.04; (b) take all reasonable action to maintain all rights, privileges, permits, licenses and franchises necessary or desirable in the normal conduct of its business, except to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect; and (c) preserve or renew all of its registered patents, trademarks, trade names and service marks, the non-preservation of which could reasonably be expected to have a Material Adverse Effect.

6.06. Maintenance of Properties. (a) Maintain, preserve and protect all of its properties and equipment necessary in the operation of its business in good working order and condition, ordinary wear and tear excepted; and (b) make all necessary repairs thereto and renewals and replacements thereof, except in the case of clauses (a) and (b) where the failure to do so could not reasonably be expected to have a Material Adverse Effect (it being understood that this covenant relates to only to the good working order and repair of such property and equipment and shall not be construed as a covenant not dispose of any such property or equipment by sale, lease, transfer or otherwise or to discontinue operation thereof to the extent not prohibited under this Agreement).

6.07. Maintenance of Insurance. Maintain insurance coverage by such insurers and in such forms and amounts and against such risks as are generally consistent with the insurance coverage maintained by the Company and its Subsidiaries at the date hereof, except where the failure to do so could not reasonably be expected to result in a Material Adverse Effect.

6.08. Compliance with Laws. Comply in all material respects with the requirements of all Laws and all orders, writs, injunctions and decrees applicable to it or to its property, except in such instances in which (a) such requirement of Law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted; or (b) the failure to comply therewith could not reasonably be expected to have a Material Adverse Effect.

6.09. Books and Records. Maintain proper books of record and account, in which full, true and correct entries in conformity with GAAP consistently applied shall be made in all material respects of all financial transactions and matters involving the assets and business of the Company or such Subsidiary, as the case may be.

6.10. Inspection Rights. Permit representatives and independent contractors of the Administrative Agent and each Lender to visit and inspect (but not to conduct invasive sampling of environmental media or building materials) any of its material properties, and to discuss its affairs, finances and accounts with its executive officers and independent public accountants (provided that the Company shall be permitted to attend any such discussions with such accountants) and, if a Default exists, to examine its books of records and account and make copies thereof or abstracts therefrom, all at such reasonable times during normal business hours and as often as may be reasonably desired, upon reasonable advance notice to the Company; provided, however, that unless an Event of Default has occurred and is continuing, the Company shall not be required to permit more than one such visit, inspection or examination during any calendar year. All costs and expenses incurred by the Administrative Agent or any Lender in connection with any of the foregoing shall be paid by the Administrative Agent or such Lender, as the case may be, unless an Event of Default shall have occurred and be continuing at the time such costs and/or expenses are incurred, in which case all such costs and expenses shall be paid by the Company. Subject to the proviso above, in the event any Lender desires to visit and inspect the Company or any of its Subsidiaries, such Lender shall make a reasonable effort to conduct such visit and inspection contemporaneously with any visit and inspection to be performed by the Administrative Agent or another Lender. Notwithstanding anything to the contrary in this Section 6.10, neither the Company nor any of its Subsidiaries will be required to disclose, permit the inspection, examination or making copies or abstracts of, or discussion of, any document, information or other matter that (a) constitutes non-financial trade secrets or non-financial proprietary information, (b) in respect of which disclosure to the Administrative Agent (or its representatives) or any Lender (or its representatives) is prohibited by Law or (c) is subject to attorney-client or similar privilege or constitutes attorney work product.

6.11. Use of Proceeds. Use the proceeds of the Loan for the purposes specified in the Related Documents.

6.12. Senior Debt. Ensure that any Indebtedness of the Company that is subordinated in any manner to the claims of any other senior creditor of the Company will be subordinated in like manner to such claims of the Administrative Agent and the Lenders.

6.13. Anti-Corruption Laws. Conduct its businesses in compliance with the United States Foreign Corrupt Practices Act of 1977, the UK Bribery Act 2010, and other similar anti-corruption legislation in other jurisdictions, and maintain policies and procedures designed to promote and achieve compliance with such laws.

6.14. Revolving Credit Facility. In the event that the Company shall enter into or otherwise consent to any agreement or instrument (or any amendment, supplement or modification thereto) under which, a Person undertakes to make or provide a revolving credit facility to the Company which agreement (or amendment thereto) provides such Person with more additional or restrictive covenants, additional or different events of default and/or greater rights or the remedies related thereto than are provided to the Administrative Agent and the Lenders in this Agreement, provide the Administrative Agent with a copy of each such agreement (or amendment thereto) and, in any event, such additional or more restrictive covenants, such additional or different events of default and/or such greater rights and remedies shall automatically be deemed to be incorporated into this Agreement.

ARTICLE VII

NEGATIVE COVENANTS

The Company hereby agrees that until this Agreement terminates in accordance with Section 11.16, the Company shall not, and shall not permit any Subsidiary to, directly or indirectly:

7.01. Liens. Create, incur, assume or suffer to exist any Lien upon any of its property, assets or revenues, whether now owned or hereafter acquired, other than the following:

(a) Liens pursuant to any Related Document;

(b) Liens existing on the date hereof and listed on Schedule 7.01 and any renewals, refinancings or extensions thereof, provided that the principal amount secured or benefited thereby is not increased;

(c) Liens for Taxes, assessments or charges or levies on property not yet delinquent or which are being contested in good faith and by appropriate proceedings diligently conducted, if adequate reserves with respect thereto are maintained in accordance with GAAP;

(d) Liens imposed by law, such as carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other like Liens arising in the ordinary course of business which do not secure obligations overdue for a period of more than 60 days or which are being contested in good faith and by appropriate proceedings diligently conducted, if adequate reserves with respect thereto are maintained;

(e) Liens, pledges or deposits in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other social security legislation, other than Liens imposed by ERISA;

(f) deposits to secure the performance of bids, trade contracts and leases (other than Indebtedness), statutory obligations, surety and appeal bonds, indemnity or performance bonds and other obligations of a like nature incurred in the ordinary course of business;

(g) easements, rights-of-way, zoning, restrictions or other similar encumbrances or imperfections in title and obligations contained in similar instruments and prior rights of other Persons which, do not materially interfere with the ordinary conduct of the business of the Company and its Subsidiaries or could not reasonably be expected to have a Material Adverse Effect;

(h) Liens securing judgments, decrees or attachments not constituting an Event of Default under Section 8.01(i);

(i) Liens on property of the Company securing the DP&L First Mortgage Bonds and, subject to the terms of Section 7.07, any amendment, modification, refinancing, replacement or renewal thereof; provided that upon any such amendment, modification, refinancing, replacement or renewal thereof, the aggregate principal amount of Indebtedness secured by Liens permitted to be incurred pursuant to this clause (i) shall not exceed the principal amount of the Indebtedness secured by such bonds as of the date hereof by an amount in excess of $20,000,000;

(j) Liens on property of the Company in connection with collateralized pollution control bonds;

(k) Liens on property of the Company and its Subsidiaries in connection with (i) any construction project or generating plant as security for any Indebtedness incurred for the purpose of financing all or part of such construction project or generating plant, and in each case, Liens and charges incidental thereto; provided that the aggregate amount of Indebtedness secured by Liens permitted pursuant to this clause (k)(i) shall not exceed $50,000,000 at any time outstanding and (ii) security for any Indebtedness incurred for the purpose of financing capital improvements for any generating plant owned by the Company or its Subsidiaries which the Company or such Subsidiary reasonably deems as necessary or advisable in order to comply with Laws; provided that the aggregate amount of Indebtedness secured by Liens pursuant to clause (k)(i) and this clause (k)(ii) shall not exceed $150,000,000 at any time outstanding;

(l) banker’s liens and rights of setoff arising by operation of law and contractual rights of setoff;

(m) leases or subleases granted in the ordinary course of business to others not interfering in any material respect with the business of the Company or its Subsidiaries and any interest or title of a lessee under any lease not in violation of this Agreement;

(n) purported Liens evidenced by the filing of precautionary Uniform Commercial Code financing statements relating solely to operating leases of personal property entered into in the ordinary course of business;

(o) the right reserved to, or vested in, any municipality or public authority by the terms of any right, power, franchise, grant, license or permit, or any provision of law, to purchase or capture or designate a purchaser of any property;

(p) Liens with respect to cash collateral deposited by the Company and its Subsidiaries with counterparties in the ordinary course of the Company and its Subsidiaries’ business related to the purchase and sale of energy, power, interest rate hedges, coal and other commodities;

(q) Liens arising from the rights of lessors under leases (including financing statements regarding property subject to such lease) permitted under this Agreement; provided that such Liens are only in respect of property subject to, and secure only, the respective lease (and any other lease with the same or affiliated lessor);

(r) any (i) Lien existing on any property at the time such property is acquired by the Company or any of its Subsidiaries or on any property of any Person at the time such Person becomes, or is merged into, a Subsidiary of the Company; provided that (A) such Lien is not created in contemplation of or in connection with such acquisition or such Person becoming, or being merged into, such Subsidiary, as the case may be, (B) such Lien shall not attach or apply to any other property or assets of the Company or any of its Subsidiaries, and (C) such Lien shall secure only those obligations that it secures on the date of such acquisition or the date such Person becomes, or is merged into, such Subsidiary, as the case may be, and any extension, renewal, refunding or refinancing thereof, so long as the aggregate principal amount so extended, renewed, refunded or refinanced is not increased, and (ii) Lien securing Indebtedness in respect of purchase money obligations for the acquisition, lease, construction or improvement of fixed assets or Capitalized Lease Obligations, provided that (A) such Lien only attaches to such fixed assets being acquired, leased, constructed or improved and (B) the Indebtedness secured by such Lien does not exceed the cost or fair market value, whichever is lower, of the fixed assets being acquired, leased, constructed or improved on the date of acquisition, lease, construction or improvement; provided that the aggregate principal amount of Indebtedness at any time outstanding secured by a Lien described in this subsection (r) shall not exceed an amount equal to 5% of the Consolidated Tangible Assets at such time;

(s) Liens incurred in connection with an obligation to cash collateralize letters of credit or swing line loans;

(t) Liens, in addition to those listed above, securing Indebtedness and other obligations in an aggregate amount at any time not exceeding $25,000,000; and

(u) Liens, in addition to those listed above, provided that any such lien secures the Indebtedness under this Agreement and the Revolving Credit Facility on an equal and ratable basis.

7.02. Investments. Make any Investments, except:

(a) Investments held by the Company or such Subsidiary in the form of cash, cash equivalents or other Short Term Investments;

(b) loans and advances to officers, directors and employees of the Company or any of its Subsidiaries in an aggregate amount not to exceed $10,000,000 at any time outstanding, for travel, entertainment, relocation, payroll, office equipment, tuition and analogous ordinary business purposes;

(c) Investments of the Company in any Subsidiary and Investments of any Subsidiary in the Company or in another Subsidiary;

(d) Permitted Acquisitions in an amount not to exceed $150,000,000 in the aggregate during the term of this Agreement;

(e) Investments consisting of extensions of credit in the nature of accounts receivable or notes receivable arising from the grant of trade credit in the ordinary course of business, and Investments received in satisfaction or partial satisfaction thereof from financially troubled account debtors and Investments in account debtors received in connection with a proceeding under any Debtor Relief Laws in settlement of the obligations of account debtors;

(f) Promissory notes, earn-outs, other contingent payment obligations and other non-cash consideration received by the Company or any of its Subsidiaries as partial payment of the total consideration of any Disposition made in accordance with Section 7.04(f);

(g) Guarantees of the Company or any Subsidiary in respect of (i) Indebtedness of the Company or any Subsidiary permitted under this Section 7.02 and (ii) ordinary course of business obligations of the Company or any Subsidiary that do not constitute Indebtedness;

(h) Investments comprised of the purchase of receivables from other energy marketers as required from time to time by one or more applicable Governmental Authorities;

(i) Investments existing on the date hereof and set forth on Schedule 7.02;

(j) Investments in investment-grade issuers that are held by the Company or any Subsidiary not longer than eighteen months;

(k) other Investments not otherwise permitted hereunder in an amount not to exceed $25,000,000, in the aggregate at any time outstanding;

(l) Guarantees, in addition to those listed above, provided that, this Agreement and the Revolving Credit Facility are also Guaranteed on an equal and ratable basis;

(m) Investments which may be necessary or advisable to complete the Separation Transactions;

(n) so long as no Default shall have occurred and be continuing, the Company may make intercompany loans to any of its Affiliates (other than a direct or indirect Subsidiary), if at the time of such action (and taking into account such action), either (i) (A) the ratio of Consolidated Total Debt to Consolidated Total Capitalization of Parent is not greater than 0.67 to 1.00 and (B) the ratio of Consolidated EBITDA to Consolidated Interest Charges of Parent is not less than 2.5 to 1.00, or (ii) Parent’s senior unsecured long-term debt at the time of such action shall be at least Investment Grade; and

(o) any Investment made by a captive insurance company Subsidiary that is a legal investment for an insurance company under the laws of the jurisdiction in which such captive insurer is formed and made in the ordinary course of business.

7.03. Fundamental Changes. Merge, dissolve, liquidate, consolidate with or into another Person, or Dispose of (whether in one transaction or in a series of transactions) all or substantially all of its assets (whether now owned or hereafter acquired) to or in favor of any Person, except that:

(a) any Subsidiary may merge, dissolve, liquidate or consolidate with or into (i) the Company, provided that the Company shall be the continuing or surviving Person, or (ii) any one or more other Subsidiaries;

(b) any Subsidiary may Dispose of all or substantially all of its assets (upon voluntary liquidation or otherwise) to the Company or to another Subsidiary; provided that if the transferor in such a transaction is a wholly-owned Subsidiary, then the transferee must either be the Company or a wholly-owned Subsidiary;

(c) any Subsidiary may merge with any Person (other than the Company or a Subsidiary) in a transaction permitted by Section 7.02(d); provided that (i) the Subsidiary shall be the continuing or surviving Person and (ii) immediately before and after such merger there shall not exist any Default or Event of Default;

(d) the Company and any Subsidiary may liquidate or dissolve (i) Immaterial Subsidiaries and (ii) Persons whose assets are sold in a Disposition permitted by Section 7.04;

(e) the Company and any Subsidiary may conduct any such transactions which may be necessary or advisable to complete the Separation Transactions;

(f) the Company may merge with any Person (other than a Subsidiary) in a transaction permitted by Section 7.02(d); provided that (i) the Company shall be the continuing or surviving Person and (ii) immediately before and after such merger there shall not exist any Default or Event of Default; and

(g) the Company and any Subsidiary may make dispositions of all or substantially all of the assets of a Subsidiary that do not constitute all or substantially all of the assets of the Company and its Subsidiaries taken as a whole in a transaction permitted by Section 7.04.

7.04. Dispositions. Make any Disposition or enter into any agreement to make any Disposition, except:

(a) Dispositions of surplus, obsolete or worn out property, whether now owned or hereafter acquired, in the ordinary course of business;

(b) Dispositions of inventory in the ordinary course of business;

(c) Dispositions of equipment or real property to the extent that (i) such property is exchanged for credit against the purchase price of similar replacement property or (ii) the proceeds of such Disposition are reasonably promptly applied to the purchase price of such replacement property;

(d) Dispositions of property by any Subsidiary to the Company or to a wholly-owned Subsidiary;

(e) Dispositions permitted by Sections 7.01, 7.02 and 7.03;

(f) Dispositions of property having a fair market value of less than $5,000,000 individually;

(g) Dispositions by the Company and its Subsidiaries not otherwise permitted under this Section 7.04 so long as (A) the aggregate amount (based upon the fair market value of the assets) of all property sold or otherwise disposed pursuant to all such Dispositions on and after the Closing Date at the time of and after giving effect to any such Disposition does not constitute a Substantial Portion of the property of the Company and its Subsidiaries and (B) at least 75% of the total consideration received by the Company or any of its Subsidiaries, as applicable, for such Disposition or series of Dispositions consists of cash or cash equivalents;

(h) Dispositions necessary or advisable to complete the Separation Transactions; and

(i) Dispositions of interests held by the Company and its Subsidiaries in electricity generating units to tenants-in-common (or Affiliates thereof) in exchange for reasonably equivalent tenants-in-common interests in other electricity generating units

(j) .

provided, however, that any Disposition pursuant to clauses (a) through (g) shall be for fair market value.

7.05. Change in Nature of Business. Engage in any business if, as a result, the general nature of the business, taken on a consolidated basis, that would then be engaged in by the Company and its Subsidiaries would be substantially changed from the general nature of the business engaged in by the Company and its Subsidiaries on the Closing Date; provided that the foregoing restriction shall not prohibit actions necessary or advisable to complete the Separation Transactions.

7.06. Transactions with Affiliates. Enter into any transaction of any kind with any Affiliate of the Company, whether or not in the ordinary course of business, other than on fair and reasonable terms substantially as favorable to the Company or such Subsidiary as would be obtainable by the Company or such Subsidiary at the time in a comparable arm’s length transaction with a Person other than an Affiliate; provided that the foregoing restriction shall not apply to (a) transactions between or among the Company and any of its Subsidiaries or between and among any Subsidiaries, (b) sales of goods by the Company or any of its Subsidiaries to an Affiliate for use or distribution outside the United States that in the good faith judgment of the Company complies with any applicable legal requirements of the Code, (c) agreements and transactions with and payments to officers, directors and shareholders that are either (i) entered into in the ordinary course of business and not prohibited by any of the provisions of this Agreement or (ii) entered into outside the ordinary course of business, approved by the directors or shareholders of the Company, and not prohibited by any of the provisions of this Agreement, (d) the issuances of securities or other payments, awards or grants in cash, securities or otherwise pursuant to, or the funding of, employment arrangements, stock option and stock ownership plans or similar employee benefit plans and other compensation arrangements with respect to the procurement of services with their respective officers and employees, and any employment agreements entered into by Company or any Subsidiary, in each case approved by the Company or any Subsidiary in good faith, (e) actions necessary or advisable to complete the Separation Transactions, (f) that certain Services Agreement, dated December 23, 2013 (effective January 1, 2014), among AES US Services, LLC, the DPL, and certain affiliates thereof, for the provision of various services to the Company including accounting, legal, human resources, information technology and similar services, and any amendment thereto, (g) any agreements between the Company and an Affiliate necessary or advisable in assisting the Company’s operations as a result of the Separation Transactions, and any amendments thereto or (h) leases of real property, easements and licenses granted to Affiliates at the site of the Tait Generating Station located in City of Moraine, State of Ohio.

7.07. Burdensome Agreements. Except with respect to (i) the Revolving Credit Facility and the US Bank Facility, (ii) the Reimbursement Agreements, (iii) the DP&L First Mortgage Bonds and any pollution control bonds, each as in effect on the Closing Date (and, in each case, any amendment, modification, refinancing, replacement or renewal thereof, so long as such restriction or limitation is not more restrictive to the Company and its Subsidiaries than any such restriction or limitation in effect on the Closing Date), and (iv) the Separation Transactions, enter into any Contractual Obligation that limits the ability of any Subsidiary to make Restricted Payments to the Company or to otherwise transfer property to the Company, which could reasonably be expected to result in a Material Adverse Effect.

7.08. Swap Agreements. Enter into any Swap Contract other than any Swap Contract entered into by such Person pursuant to which such Person has hedged its reasonably estimated interest rate, foreign currency or power and other commodity exposure, and not for speculative purposes.

7.09. Use of Proceeds. Use the proceeds of the Bonds , whether directly or indirectly, and whether immediately, incidentally or ultimately, to purchase or carry margin stock (within the meaning of Regulation U of the FRB) or to extend credit to others for the purpose of purchasing or carrying margin stock or to refund indebtedness originally incurred for such purpose.

7.10. Accounting Changes. Make any change in its fiscal year.

7.11. Financial Covenants.

(a) Until the date of completion of the Separation Transactions, permit the ratio of (i) Consolidated Total Debt to Consolidated Total Capitalization at any time to be greater than 0.65 to 1.00 and (ii) Consolidated EBITDA to Consolidated Interest Charges to be less than 2.50 to 1.00.

(b) On and after the date of the completion of the Separation Transactions, permit the ratio of (i) Consolidated Total Debt to Consolidated Total Capitalization at any time to be greater than 0.75 to 1.00 and (ii) Consolidated EBITDA to Consolidated Interest Charges to be less than 2.50 to 1.00; provided that (x) if between January 1, 2017 and December 31, 2017 long term indebtedness of the Company, as determined by PUCO, is less than or equal to $750,000,000, compliance with the ratio in clause (i) of this subsection (b) shall be suspended and (y) if the Company has a Rating of BBB-/Baa3/BBB-or higher with a stable outlook from at least one of Fitch, S&P or Moody’s, then the ratio in clause (i) of the subsection (b) shall be suspended for so long as the Company maintains such Rating.

7.12. Reimbursement Agreements. Permit the terms and conditions of the Reimbursement Agreements to be more restrictive to the Company and its Subsidiaries than the terms and conditions of this Agreement, unless otherwise agreed by the Arrangers in their reasonable discretion.

ARTICLE VIII

EventS of Default; Remedies

8.01. Events of Default. The occurrence of any one or more of the following events (whatever the reason for such event and whether voluntary, involuntary, or effected by operation of law) shall constitute an Event of Default under this Agreement:

(a) Non-Payment. The Company fails to pay (i) when and as required to be paid by any Related Document to which it is a party, any amount of principal of any Loan or (ii) within five days after the same becomes due, any interest on any Loan, any fee due hereunder or under any other Related Document or any other amount payable hereunder or under any other Related Document; or

(b) Specific Covenants. The Company fails to perform or observe any term, covenant or agreement contained in any of Section 6.01, 6.03(a), 6.05 (solely with respect to the Company), 6.11 or 6.12 or Article VII; or

(c) Additional Covenants. The Company fails to perform or observe any term, covenant or agreement contained in any of Section 6.02 or 6.10 and such failure continues for fifteen (15) days; or

(d) Other Defaults. The Company fails to perform or observe any other covenant or agreement (not specified in subsection (a), (b) or (c) above) contained in any Related Document on its part to be performed or observed and such failure continues for 30 days after notice thereof from the Administrative Agent to the Company; or

(e) Representations and Warranties. Any representation, warranty, certification or statement of fact made or deemed made by or on behalf of the Company herein, in any other Related Document, or in any document delivered in connection herewith or therewith shall be incorrect or misleading in any material respect (except that if a qualifier relating to materiality, Material Adverse Effect or a similar concept applies, such representation or warranty shall be required to be true and correct in all respects) when made or deemed made; or

(f) Cross-Default. (i) The Company or any Subsidiary (A) defaults in any payment (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise and after applicable notices have been given and grace periods have expired) in respect of any Indebtedness or Guarantee (other than Indebtedness hereunder and Indebtedness under Swap Contracts) having an aggregate outstanding principal amount (including amounts owing to all creditors under any combined or syndicated credit arrangement) of more than $50,000,000, or (B) defaults in the performance of any other agreement or condition relating to any such Indebtedness or Guarantee or contained in any instrument or agreement evidencing, securing or relating thereto (after all applicable notices have been given and grace periods have expired), or any other event occurs, the effect of which default or other event is to cause, or to permit the holder or holders of such Indebtedness or the beneficiary or beneficiaries of such Guarantee (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause, with the giving of notice if required and after all applicable grace periods have expired, such Indebtedness to be demanded or to become due or to be repurchased, prepaid, defeased or redeemed (automatically or otherwise), or an offer to repurchase, prepay, defease or redeem such Indebtedness to be made, prior to its stated maturity, or such Guarantee to become payable or cash collateral in respect thereof to be demanded; or (ii) there occurs under any Swap Contract an Early Termination Date (as defined in such Swap Contract) resulting from (A) any event of default under such Swap Contract as to which the Company or any Subsidiary is the Defaulting Party (as defined in such Swap Contract) or (B) any Termination Event (as so defined) under such Swap Contract as to which the Company or any Subsidiary is an Affected Party (as so defined) and, in either event, the Swap Termination Value owed by the Company or such Subsidiary as a result thereof is greater than $50,000,000; or

(g) Insolvency Proceedings, Etc. The Company or any of its Subsidiaries institutes or consents to the institution of any proceeding under any Debtor Relief

Law, or makes an assignment for the benefit of creditors; or applies for or consents to the appointment of any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer for it or for all or any material part of its property; or any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer is appointed without the application or consent of such Person and the appointment continues undischarged or unstayed for 60 consecutive calendar days; or any proceeding under any Debtor Relief Law relating to any such Person or to all or any material part of its property is instituted without the consent of such Person and continues undismissed or unstayed for 60 consecutive calendar days, or an order for relief is entered in any such proceeding; or

(h) Inability to Pay Debts. The Company or any Subsidiary becomes unable or admits in writing its inability to pay its debts as they become due; or

(i) Judgments. There is entered against the Company or any Subsidiary (i) one or more final judgments or orders for the payment of money in an aggregate amount (as to all such judgments or orders) exceeding $50,000,000 (to the extent not covered by third-party insurance as to which the insurer does not dispute coverage), and (A) enforcement proceedings are commenced by any creditor upon such judgment or order, or (B) there is a period of 30 consecutive days during which a stay of enforcement of such judgment, by reason of a pending appeal or otherwise, is not in effect; or

(j) ERISA. (i) An ERISA Event occurs with respect to a Pension Plan or Multiemployer Plan which has resulted in liability of the Company under Title IV of ERISA to the Pension Plan, a Multiemployer Plan or the PBGC in an aggregate amount in excess of $50,000,000, and the Company or any ERISA Affiliate fails to make any payment in satisfaction of such liability after the expiration of any applicable grace period, in accordance with applicable law or any agreement entered into in respect thereof, (ii) the Company or any ERISA Affiliate fails to pay when due, after the expiration of any applicable grace period, any installment payment with respect to its withdrawal liability under Section 4201 of ERISA under a Multiemployer Plan in an aggregate amount in excess of $50,000,000 or (iii) an ERISA Event occurs with respect to a Pension Plan or Multiemployer Plan which could reasonably be expected to result in a Material Adverse Effect; or

(k) Invalidity of Related Documents. Any Related Document, at any time after its execution and delivery and for any reason other than as expressly permitted hereunder or thereunder or satisfaction in full of all the Obligations, ceases to be in full force and effect; or the Company or any of its Affiliates contests in any manner the validity or enforceability of any Related Document; or the Company denies that it has any or further liability or obligation under any Related Document, or purports to revoke, terminate or rescind any Related Document; or

(l) Change of Control. There occurs any Change of Control, other than a Change of Control resulting from the pledge (but not the foreclosure, any transfer-in-lieu of foreclosure or any other transfer except as collateral security) by AES or a subsidiary of AES of any equity interest in the Parent or the Company to secure its corporate obligations.

8.02. Consequences of an Event of Default. If an Event of Default specified in Section 8.01 hereof shall occur and be continuing, the Administrative Agent may, with the consent of the Required Lenders, and shall, at the direction of the Required Lenders, (1) declare all Obligations due under this Agreement and all interest accrued thereon to be immediately due and payable (provided that, if any Event of Default described in Section 8.01(f) of this Agreement hereof shall occur, the Obligations, and the same shall become and be immediately due and payable, without presentment, protest or other notice of any kind, all of which are hereby waived by the Company, or any consent or direction of the Required Lenders); (2) notify the Trustee in respect of any Series of Bonds in writing that an Event of Default has occurred and is continuing and instruct such Trustee to accelerate such Bonds; (3) pursue all remedies available to it by contract, at law or in equity, and (4) proceed under this Agreement, and under any of the Related Documents and, to the extent therein provided, direct the applicable Trustee to take action under the Indentures, in such order as the Administrative Agent may elect, with the consent of the Required Lenders, and neither the Administrative Agent nor any Lender shall have any obligation to proceed against any Person or exhaust any other remedy or remedies which it may have and without resorting to any other security, whether held by or available to the Lenders.

8.03. Rights and Remedies Cumulative; Non-Waiver; etc. The enumeration of the rights and remedies of the Administrative Agent and the Lenders set forth in this Agreement is not intended to be exhaustive and the exercise by the Administrative Agent, as directed by the Required Lenders, of any right or remedy shall not preclude the exercise of any other rights or remedies, all of which shall be cumulative, and shall be in addition to any other right or remedy given under this Agreement, under any Related Documents or under any other agreement between the Company and a Lender or that may now or hereafter exist in law or in equity or by suit or otherwise. No delay or failure to take action on the part of the Administrative Agent or a Lender in exercising any right, power or privilege shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, power or privilege preclude other or further exercise thereof or the exercise of any other right, power or privilege or shall be construed to be a waiver of any Event of Default. No express or implied waiver by the Administrative Agent or any Lender of any Event of Default shall in any way be a waiver of any future or subsequent Event of Default. No course of dealing between the Company and the Administrative Agent or a Lender or their agents or employees shall be effective to change, modify or discharge any provision of this Agreement or any of the Related Documents or to constitute a waiver of any Event of Default. In case the Administrative Agent or any Lender shall proceed to invoke any right, remedy or recourse permitted hereunder or under the Related Documents and shall thereafter elect to discontinue or abandon the same for any reason, the Administrative Agent or the related Lender shall have the unqualified right so to do and, in such event, the Company and the Lenders shall be restored to their former positions with respect to the Obligations, the Related Documents and otherwise, and the rights, remedies, recourse and powers of the Administrative Agent and the Lenders hereunder shall continue as if the same had never been invoked.

8.04. Application of Funds. After the exercise of remedies provided for in Section 8.02, any amounts received by the Administrative Agent on account of the Obligations shall be applied by the Administrative Agent in the following order:

(a) First, to payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts (including fees, charges and disbursements of counsel to the Administrative Agent and amounts payable under Article III) payable to the Administrative Agent in its capacity as such;

(b) Second, to payment of that portion of the Obligations constituting fees, indemnities and other amounts payable to the Lenders (including fees, charges and disbursements of counsel to the respective Lenders and amounts payable under Article III), ratably among them in proportion to the respective amounts described in this clause Second payable to them; and

(c) Last, the balance, if any, after all of the Obligations have been indefeasibly paid in full, to the Company or as otherwise required by applicable law.

ARTICLE IX

The Administrative Agent

9.01. Appointment, Powers and Immunities. Each Lender hereby irrevocably appoints SunTrust Bank to act on its behalf as Administrative Agent hereunder and under the other Related Documents and authorizes Administrative Agent to take such actions on its behalf as directed pursuant to the terms hereof and to exercise such powers as are delegated to Administrative Agent by the terms hereof and thereof, together with such actions and powers as are reasonably incidental thereto. The Administrative Agent hereby accepts such appointment and authorization on the terms and conditions of this Agreement. The provisions of this Article are solely for the benefit of the Administrative Agent and the Lenders, and except as provided in Section 9.08, the Company shall not have rights as a third party beneficiary of any of such provisions. The Administrative Agent shall not have any duties or obligations except those expressly set forth herein and in the other Related Documents. Without limiting the generality of the foregoing, the Administrative Agent:

(a) shall not be subject to any fiduciary or other implied duties, regardless of whether any Default or Event of Default has occurred and is continuing;

(b) shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Related Documents that the Administrative Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Related Documents), provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Related Document or Requirement of Law;

(c) shall not, except as expressly set forth herein and in the other Related Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Company that is communicated to or obtained by the Person serving as Administrative Agent or any of its Affiliates in any capacity; and

(d) shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Sections 8.01 and 11.02) or (ii) in the absence of its own gross negligence or willful misconduct. The Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Related Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default or Event of Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Related Document or any other agreement, instrument or document, except as it relates to enforceability against the Administrative Agent or (v) the satisfaction of any condition set forth in Article IV or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Related Document by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Affiliates. The exculpatory provisions of this Article shall apply to any such sub-agent and to the Affiliates of the Administrative Agent and any such sub-agent.

9.02. Reliance by Administrative Agent. The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any closing condition hereunder, that by its terms must be fulfilled to the satisfaction of the Lenders, the Administrative Agent may presume that such condition is satisfactory to such Lender unless the Administrative Agent shall have received notice to the contrary from such Lender prior to the Closing Date. The Administrative Agent may consult with legal counsel (who may be counsel for the Company), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

9.03. Defaults. Neither the Administrative Agent nor any Lender shall be deemed to have knowledge of any Default or Event of Default unless and until the Administrative Agent or such Lender has received written notice describing such Default or Event of Default by the Company, the Administrative Agent or a Lender specifying such Default or Event of Default and stating that such notice is a “Notice of Event of Default.” In the event that the Administrative Agent receives such a Notice of Event of Default, the Administrative Agent shall give prompt notice thereof to the Lenders. The Administrative Agent shall (subject to Section 9.01 and Section 9.07 hereof) take such action authorized or permitted hereunder with respect to such Default or Event of Default as shall be directed by the Required Lenders, provided that, unless and until the Administrative Agent shall have received such directions, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable in the best interests of the Lenders.

9.04. Rights as a Lender. The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not Administrative Agent and the term “Lender” and “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as Administrative Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, act as the financial advisor, a remarketing agent, a broker-dealer or in any other advisory capacity for and generally engage in any kind of business with the Company as if such Person were not Administrative Agent hereunder and without any duty to account therefor to the Lenders.

9.05. Reimbursement. The Lenders agree to reimburse the Administrative Agent (to the extent not reimbursed by the Company hereunder), ratably in accordance with the aggregate unpaid principal amount of the Bonds held by such Lenders, for any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind and nature whatsoever which may be imposed on, incurred by or asserted against the Administrative Agent in any way relating to or arising out of this Agreement or any other Related Document or any other documents contemplated by or referred to herein or the transactions contemplated hereby (including, without limitation, the costs and expenses which the Company is obligated to pay hereunder but excluding, unless an Event of Default has occurred and is continuing, normal administrative costs and expenses incident to the performance of its agency duties hereunder) or the enforcement of any of the terms hereof or of any such other documents, provided that no Lender shall be liable for any of the foregoing to the extent they arise from the gross negligence or willful misconduct of the Administrative Agent.

9.06. Non-Reliance on Administrative Agent and Other Lenders. Each Lender acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender or any of their Affiliates and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon Administrative Agent or any other Lender or any of their Affiliates and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Related Document or any related agreement or any document furnished hereunder or thereunder. The Administrative Agent shall not be required to keep itself informed as to the performance or observance by the Company of this Agreement, any Related Document or any other document referred to or provided for herein or to inspect the properties or books of the Company. The Administrative Agent shall provide to each Lender a copy of each notice or communication which may be provided to the Administrative Agent under any of the Related Documents. Except for notices, reports and other documents and information expressly required to be furnished to the Lenders by the Administrative Agent hereunder, the Administrative Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the affairs, financial condition or business of the Company or any of its Affiliates which may come into the possession of the Administrative Agent or any of its Affiliates.

9.07. Failure to Act. Except for action expressly required of the Administrative Agent hereunder or under any Related Document, the Administrative Agent shall in all cases be fully justified in failing or refusing to act hereunder or any Related Document unless it shall receive further assurances to its satisfaction from the Lenders of their indemnification obligations under Section 9.05 against any and all liability and expense which may be incurred by it in its capacity as Administrative Agent hereunder by reason of taking or continuing to take any such action.

9.08. Resignation of Administrative Agent. The Administrative Agent may at any time give notice of its resignation to the Lenders and the Company. Upon receipt of any such notice of resignation, the Lenders shall have the right, in consultation with the Company, to appoint a successor, which shall be a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States. If no such successor shall have (i) been so appointed by the Lenders and (ii) accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may on behalf of the Lenders, with the prior written consent of the Company (so long as no Event of Default has occurred and is continuing), appoint a successor Administrative Agent meeting the qualifications set forth above; provided that if the Administrative Agent shall notify the Company and the Lenders that no qualifying Person has accepted such appointment, then such resignation shall nonetheless become effective in accordance with such notice and (1) the retiring Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Related Documents (except that in the case of any collateral security held by the Administrative Agent on behalf of the Lenders under any of the Related Documents, the retiring Administrative Agent shall continue to hold such collateral security until such time as a successor Administrative Agent is appointed) and (2) all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender directly, until such time as the Lenders appoint a successor Administrative Agent as provided for above in this Section. Upon the acceptance of a successor’s appointment as the Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or retired) Administrative Agent, and the retiring Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Related Documents (if not already discharged therefrom as provided above in this Section), except for its obligations under Section 11.17. The fees payable by the Company to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Company and such successor. After the retiring Administrative Agent’s resignation hereunder and under the other Related Documents, the provisions of this Article and Section 8.03 shall continue in effect for the benefit of such retiring Administrative Agent, its sub-agents and their respective Affiliates in respect of any actions taken or omitted to be taken by any of them while the retiring Administrative Agent was acting as Administrative Agent.

9.09. No Other Duties, Etc. Anything herein to the contrary notwithstanding, no Lender or Person holding a title listed on the cover page hereof shall have any powers, duties or responsibilities under this Agreement or any of the other Related Documents, except in its capacity, as applicable, as Administrative Agent or a Lender hereunder.

9.10. Administrative Agent May File Proofs of Claim. In case of the pendency of any proceeding under any debtor relief law or any other judicial proceeding relative to the Company, the Administrative Agent (irrespective of whether the principal of any Bond shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Company) shall be entitled and empowered, by intervention in such proceeding or otherwise:

(a) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Bonds and all other obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders and the Administrative Agent under Sections 2.02 and 9.04) allowed in such judicial proceeding; and

(b) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Sections 2.02 and 9.04. Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender any plan of reorganization, arrangement, adjustment or composition affecting the obligations of the Company hereunder owing to the Lenders or the rights of any Lender or to authorize the Administrative Agent to vote in respect of the claim of any Lender in any such proceeding.

ARTICLE X

Indemnification

10.01. Payment of Expenses; Indemnity; Damage Waiver. The Company agrees (a) to pay or reimburse the Arrangers and the Administrative Agent for all of their reasonable out of pocket costs and expenses incurred in connection with the development, preparation and execution of, and any amendment, supplement or modification to, this Agreement and the other Related Documents and any other documents prepared in connection herewith or therewith, and the consummation and administration of the transactions contemplated hereby and thereby, including the reasonable fees and disbursements of counsel to the Administrative Agent and filing and recording fees and expenses, with statements with respect to the foregoing to be submitted to the Company prior to the Closing Date (in the case of amounts to be paid on the Closing Date) and from time to time thereafter on a quarterly basis or such other periodic basis as the Administrative Agent shall deem appropriate, (b) to pay or reimburse each Lender and the Administrative Agent for all its reasonable out-of-pocket costs and expenses incurred in connection with the enforcement or preservation of any rights under this Agreement, the other Related Documents and any such other documents, including the reasonable and out-of-pocket fees and disbursements of counsel (but limited in the case of fees and disbursements of counsel to one counsel for the Administrative Agent and one additional counsel to the Lenders (and appropriate specialty and local counsel for each); provided, however, that in the event any Lender or its counsel reasonably determines that it would create an actual or potential conflict of interest to not have individual counsel, such Lender may engage and be reimbursed for its own counsel in accordance with the foregoing), and (c) to pay, indemnify, and hold each Lender, the Arrangers and the Administrative Agent, and their respective officers, directors, employees, Affiliates, agents and controlling persons (each, an “Indemnitee”) harmless from and against any and all other liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever with respect to the execution, delivery, enforcement, performance and administration of this Agreement, the other Related Documents and any such other documents, including any of the foregoing relating to the use of proceeds of the Bonds or the violation of, noncompliance with or liability under, any Environmental Law applicable to the operations of the Company or any of its properties and the reasonable fees and expenses of legal counsel in connection with claims, actions or proceedings by any Indemnitee against the Company under any Related Document (all the foregoing in this clause (c), collectively, the “Indemnified Liabilities”); provided, that the Company shall have no obligation hereunder to any Indemnitee (i) with respect to Indemnified Liabilities to the extent such Indemnified Liabilities are found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct of such Indemnitee or (ii) in any proceeding that does not involve an act or alleged act or omission or alleged omission by the Company or any of the Company’s affiliates and is brought by an Indemnitee against another Indemnitee; provided, that notwithstanding this clause (ii), any party to such proceeding that was acting in its capacity as an agent, an arranger, a bookrunner or in another agency capacity with respect to this Agreement and the transactions contemplated by this Agreement and the other Related Documents shall be indemnified in its capacity as such in all such proceedings. To the maximum extent permitted by applicable law, each party to this Agreement agrees that it shall not assert, and hereby waives, any right or claim against any other party to this Agreement and each Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Related Document or any agreement or instrument contemplated hereby, the transactions contemplated by this Agreement or any other Related Document, the Bonds or the use of the proceeds thereof; provided, however, that Indemnified Liabilities arising out of a claim by any Person against an Indemnitee shall be considered direct damages for purposes of this Section 10.01, even if such claim may constitute consequential damages with respect to the Person asserting such claim. No Indemnitee shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed to such unintended recipients by such Indemnitee through telecommunications, electronic or other information transmission systems (including Intralinks, SyndTrak or similar systems) in connection with this Agreement or the other Related Documents or the transactions contemplated hereby or thereby other than for direct or actual damages resulting from the gross negligence or willful misconduct of such Indemnitee as determined by a final and nonappealable judgment of a court of competent jurisdiction. Without limiting the foregoing, and to the extent permitted by applicable law, the Company agrees not to assert and to cause its Subsidiaries not to assert, and hereby waives and agrees to cause each of its Subsidiaries to waive, all rights for contribution or any other rights of recovery with respect to all claims, demands, penalties, fines, liabilities, settlements, damages, costs and expenses of whatever kind or nature, under or related to Environmental Laws, that any of them might have by statute or otherwise against any Indemnitee, except to the extent that such claims, demands, penalties, fines, liabilities, settlements, damages, costs and expenses are found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct of such Indemnitee. All amounts due under this Section 10.01 shall be payable not later than ten days after written demand therefor. Statements payable by the Company pursuant to this Section 10.01 shall be submitted to the Company at the address set forth on the signature page attached hereto, or to such other Person or address as may be hereafter designated by the Company in a written notice to the Administrative Agent. The agreements in this Section 10.01 shall survive repayment of the Obligations and all other amounts payable hereunder. Notwithstanding the foregoing, Indemnified Liabilities under clause (c) of this Section 10.01 shall not include any Taxes, other than any Taxes that represent losses, claims or damages arising solely from any non-Tax claim.

ARTICLE XI

Miscellaneous

11.01. Patriot Act Notice. Each Lender hereby notifies the Company that pursuant to the requirements of the Patriot Act it is required to obtain, verify and record information that identifies the Company, which information includes the name and address of the Company and other information that will allow such Lender to identify the Company in accordance with the Patriot Act. The Company hereby agrees that it shall promptly provide such information upon request by such Lender.

11.02. Amendments and Waivers; Enforcement. Any provision of this Agreement or the other Related Documents may be amended or waived if, but only if, such amendment or waiver is in writing and is signed by (or with respect to the Required Lenders and an amendment or wavier of an Indenture only, approved by) (i) the Company, (ii) the Required Lenders, and (iii) if the rights or duties of the Administrative Agent, are affected thereby, the Administrative Agent; provided that:

(a) no amendment or waiver pursuant to this Section 11.02 shall reduce the amount of or postpone the date for any scheduled payment (including by required optional redemption) of any principal of or interest or fee, including the purchase price upon mandatory tender, that shall become due to any Lender on any Bond or other Obligation payable hereunder or under any Related Document without the consent of the Lender to which such payment is owing; and

(b) no amendment or waiver pursuant to this Section 11.02 shall, unless signed by each Lender, extend the Company Purchase Date, change the definition of Required Lenders, change the provisions of this Section 11.02 or of Section 11.03(b), affect the procedure by which the Lenders or Required Lenders, as applicable, take any action hereunder or under any other Related Document, or change any provision specifying the requirement for approval or consent by or of the Required Lenders or all Lenders.

11.03. Setoff; Sharing of Payments by Lenders.

(a) In addition to any rights and remedies of the Lenders provided by law, each Lender shall have the right, unless they have agreed to the contrary, without prior notice to the Company, any such notice being expressly waived by the Company to the extent permitted by applicable law, upon any amount becoming due and payable by the Company hereunder (whether at the stated maturity, by acceleration or otherwise), to set off and appropriate and apply against such amount any and all deposits (general or special, time or demand, provisional or final), in any currency, and any other credits, indebtedness or claims, in any currency, in each case whether direct or indirect, absolute or contingent, matured or unmatured, at any time held or owing by such Lender or any branch or agency thereof to or for the credit or the account of the Company, as the case may. Each Lender agrees promptly to notify the Company and the Administrative Agent after any such setoff and application made by such Lender, provided that the failure to give such notice shall not affect the validity of such setoff and application.

(b) If any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of the Bonds held by it, resulting in such Lender’s receiving payment of a proportion of the aggregate amount of Bonds and accrued interest thereon greater than its pro rata share thereof as provided herein, then the Lender receiving such greater proportion shall (a) notify the Administrative Agent of such fact, and (b) purchase (for cash at face value) participations in the Bonds of the other Lenders, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Bonds and other amounts owing them, provided that:

(1) if any such participations or subparticipations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations or subparticipations shall be rescinded and the purchase price restored to the extent of such recovery, without interest; and

(2) the provisions of this Section shall not be construed to apply to (x) any payment made by the Company pursuant to and in accordance with the express terms of this Agreement or (y) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Bonds to any assignee or participant, other than to the Company.

The Company consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Company rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Company in the amount of such participation.

(c) For the avoidance of doubt, no further consent or approval is required from any Lender to effect the “Mortgage Amendments” contemplated by Section 8.08 of each Indenture and each Lender by its purchase of Bonds agrees and consents to such “Mortgage Amendments”.

11.04. No Implied Waiver; Cumulative Remedies. No course of dealing and no delay or failure of the Administrative Agent, any Lender or the Required Lenders in exercising any right, power or privilege under this Agreement or the other Related Documents shall affect any other or future exercise thereof or exercise of any right, power or privilege; nor shall any single or partial exercise of any such right, power or privilege or any abandonment or discontinuance of steps to enforce such a right, power or privilege preclude any further exercise thereof or of any other right, power or privilege. The rights and remedies of the Administrative Agent and the Lenders under this Agreement are cumulative and not exclusive of any rights or remedies which the Administrative Agent and the Lenders would otherwise have under any Related Document, at law or in equity.

11.05. Notices. All notices, requests, demands, directions and other communications (collectively “notices”) under the provisions of this Agreement shall be in writing (including facsimile communication), unless otherwise expressly permitted hereunder, and shall be sent by first-class mail or overnight delivery and shall be deemed received as follows: (i) if by first class mail, five (5) days after mailing; (ii) if by overnight delivery, on the next Business Day; (iii) if by telephone, when given to a person who confirms such receipt; and (iv) if by facsimile or “.pdf”, when confirmation of receipt is obtained; provided that notices to the Company of a Default or Event of Default hereunder shall be made by first class mail or overnight delivery. All notices shall be sent to the applicable party at the such party’s address set forth on the signature pages attached hereto or in accordance with the last unrevoked written direction from such party to the other parties hereto.

11.06. No Third-Party Rights. Nothing in this Agreement, whether express or implied, shall be construed to give to any Person other than the parties hereto and the Beneficial Owners any legal or equitable right, remedy or claim under or in respect of this Agreement, which is intended for the sole and exclusive benefit of the parties hereto.

11.07. Severability. The provisions of this Agreement are intended to be severable. If any provision of this Agreement shall be held invalid or unenforceable in whole or in part in any jurisdiction, such provision shall, as to such jurisdiction, be ineffective to the extent of such invalidity or unenforceability without in any manner affecting the validity or enforceability thereof in any other jurisdiction or the remaining provisions hereof in any jurisdiction.

11.08. GOVERNING LAW. THIS AGREEMENT (BUT NOT THE OTHER BOND DOCUMENTS) AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES

UNDER THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

11.09. Submission To Jurisdiction; Waivers. The Company hereby irrevocably and unconditionally:

(a) submits for itself and its property in any legal action or proceeding relating to this Agreement and the other Related Documents to which it is a party, or for recognition and enforcement of any judgment in respect thereof, to the exclusive general jurisdiction of the courts of the State of New York located in the Borough of Manhattan in the city of New York, the courts of the United States for the Southern District of New York, and appellate courts from any thereof;

(b) consents that any such action or proceeding may be brought in such courts and waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same;

(c) agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to the Company, as the case may be at its address set forth on the signature pages hereto or at such other address of which the Administrative Agent shall have been notified pursuant thereto; and

(d) agrees that nothing herein shall affect the right to effect service of process in any other manner permitted by law or shall limit the right to sue in any other jurisdiction.

For the avoidance of doubt, the foregoing submission to jurisdiction shall not be binding on the Issuer for any purpose.

11.10. WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, ANY RELATED DOCUMENT, OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

11.11. Prior Understandings. This Agreement and the other Related Documents supersede all other prior understandings and agreements, whether written or oral, among the parties hereto relating to the transactions provided for herein and therein.

11.12. Counterparts. This Agreement may be executed in any number of counterparts and by the different parties hereto on separate counterparts each of which, when so executed, shall be deemed an original, but all such counterparts shall constitute but one and the same instrument.

11.13. Assignability. This Agreement is a continuing obligation and shall (i) be binding upon the Company and their respective successors, transferees and assigns and (ii) inure to the benefit of and be enforceable by the Administrative Agent and the Lenders and its successors; provided, however, that the Company shall not assign all or any part of this Agreement without the prior written consent of the Lenders. Any Lender may, in accordance with applicable law and the terms of the Bond Documents, from time to time assign, sell or transfer in whole or in part, this Agreement, its interest in the Bonds and the Related Documents, or grant participating interests therein, provided that if no Default or Event of Default has occurred and is continuing, each such sale, assignment, transfer or grant shall be subject to the prior written approval of the Company, which shall not be unreasonably withheld. Notwithstanding the foregoing, a Lender may, in accordance with applicable law and the terms of the Bond Documents, without the prior written consent of the Company (a) at any time pledge or assign a security interest in all or any portion of its rights under this Agreement (including under its Bonds) to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto, and (b) assign, sell, transfer, or grant participation interests in, the interests of the Lender in and to the Bonds, this Agreement and the Related Documents where such assignment, sale, transfer or grant by such Lender is required by Governmental Authority. Each assignment shall be in a minimum amount of $1,000,000 and an assignment fee in the amount of $3,500 will be charged by the Administrative Agent with respect to each assignment unless waived by the Administrative Agent in its sole discretion.

11.14. Headings. Section headings in this Agreement are included herein for convenience of reference only and shall not constitute a part of this Agreement for any other purpose.

11.15. Electronic Signatures. The parties agree that the electronic signature of a party to this Agreement shall be as valid as an original signature of such party and shall be effective to bind such party to this Agreement. The parties agree that any electronically signed document (including this Agreement) shall be deemed (i) to be “written” or “in writing,” (ii) to have been signed and (iii) to constitute a record established and maintained in the ordinary course of business and an original written record when printed from electronic files. Such paper copies or “printouts,” if introduced as evidence in any judicial, arbitral, mediation or administrative proceeding, will be admissible as between the parties to the same extent and under the same conditions as other original business records created and maintained in documentary form. Neither party shall contest the admissibility of true and accurate copies of electronically signed documents on the basis of the best evidence rule or as not satisfying the business records exception to the hearsay rule. For purposes hereof, “electronic signature” means a manually-signed original signature that is then transmitted by electronic means; “transmitted by electronic means” means sent in the form of a facsimile or sent via the internet as a “pdf” (portable document format) or other replicating image attached to an e-mail message; and,

“electronically signed document” means a document transmitted by electronic means and containing, or to which there is affixed, an electronic signature.

11.16. Termination. This Agreement shall terminate when (a) no Bonds remain outstanding or the Initial Index Rate Period shall end for each series of Bonds and (b) all Obligations (other than contingent indemnification obligations in respect of which no claims have been asserted) have been paid.

11.17. Confidentiality. Each of the Administrative Agent and each Lender agrees to keep confidential all non-public information provided to it by the Company pursuant to this Agreement that is designated by the Company as confidential, and to use such non-public information only in connection with the transactions contemplated hereby; provided that nothing herein shall prevent the Administrative Agent or any Lender from disclosing any such information (a) to the Administrative Agent or any other Lender on a confidential basis or any Affiliate of a Lender on a confidential basis (provided that the disclosing party shall be responsible for any resulting breach of this provision by any such recipient as if he or she or it were bound by this provision), (b) subject to an agreement to comply with the provisions of this Section of which the Company is a beneficiary, to any actual or prospective assignee or participant of a Lender’s Bonds or any direct or indirect counterparty to any Hedge Agreement (or any professional advisor to such counterparty), (c) subject to an agreement to comply with the provisions of this Section, to its employees, directors, agents, attorneys, accountants and other professional advisors or those of any of its Affiliates (provided that the disclosing party shall be responsible for any resulting breach of this provision by any such recipient as if he or she or it were bound by this provision), (d) upon the request or demand of any Governmental Authority, (e) in response to any order of any court or other Governmental Authority or as may otherwise be required pursuant to any Requirement of Law, (f) if required to do so in connection with any litigation or similar proceeding, (g) that has been publicly disclosed other than as a result of a breach of this provision or other known confidentiality agreements or obligations, (h) to the National Association of Insurance Commissioners or any similar organization or any nationally recognized rating agency that requires access to information about a Lender’s investment portfolio in connection with ratings issued with respect to such Lender, (i) with the written consent of the Company, or (j) in connection with the exercise of any remedy hereunder or under any other Related Document; provided that with respect to subsections (d), (e), (f) and (j), the Administrative Agent or such Lender, as the case may be, provides notification to the Company within a reasonable time prior to any disclosure or, if such prior notification is not reasonably practicable, then as soon as reasonably practicable, in either case to the extent such notification is not prohibited by the regulatory authority to which such disclosure is made, the legal process in which such disclosure is made and applicable law, as applicable. Any Person required to maintain the confidentiality of non-public information as provided in provision shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such non-public information as such Person would accord to its own confidential information. Notwithstanding the foregoing, the parties agree that this Agreement does not limit the ability of any party hereto (or any employee, representative, or other agent of such party) to disclose to any Person the tax treatment or tax structure of the financing transactions evidenced by this Agreement; provided, however, the foregoing is not intended to waive the attorney-client privilege or any other privileges, including the tax advisor privilege under Section 7525 of the Code.

11.18. No Advisory or Fiduciary Relationship. In connection with all aspects of each transaction contemplated hereunder (including in connection with any amendment, waiver or other modification hereof or of any other Related Document), the Company acknowledge(s) and agrees, that: (a) (i) the Company has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate, (ii) the Company is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Related Documents, (iii) none of the Administrative Agent, any Lender or the Arrangers is acting as a municipal advisor or financial advisor to the Company and (v) none of the Administrative Agent, any Lender or the Arrangers has any fiduciary duty pursuant to Section 15B of the Securities Exchange Act to the Company with respect to the transactions contemplated hereby and the discussions, undertakings and procedures leading thereto (irrespective of whether the Administrative Agent, any Lender or the Arrangers has provided other services or is currently providing other services to the Company on other matters); (b) (i) each of the Administrative Agent, the Lenders and the Arrangers is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary, for the Company, or any other Person and (ii) none of the Administrative Agent, any Lender or the Arrangers has any obligation to the Company with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Related Documents; and (c) each of the Administrative Agent, the Lenders and the Arrangers may be engaged in a broad range of transactions that involve interests that differ from those of the Company, and none of the Administrative Agent, any Lender or the Arrangers has any obligation to disclose any of such interests to the Company. To the fullest extent permitted by law, the Company hereby waive(s) and release(s) any claims that it may have against the Administrative Agent, any Lender or the Arrangers with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transactions contemplated hereby. If the Company would like a municipal advisor in this transaction that has legal fiduciary duties to the Company, the Company is free to engage a municipal advisor to serve in that capacity. The Related Documents are entered into pursuant to and in reliance upon the bank exemption and/or the institutional buyer exemption provided under the municipal advisor rules of the Securities and Exchange Commission, Rule 15Ba1-1 et seq, to the extent that such rules apply to the transactions contemplated hereunder.

[SIGNATURES BEGIN ON THE FOLLOWING PAGE.]

In Witness Whereof, the parties hereto have caused this Agreement to be duly executed and delivered as of the date first above written.

SUNTRUST BANK, as Administrative Agent

By:	/s/ Andrew Johnson
	Name:	Andrew Johnson
	Title:	Director

Address for Notices:

3333 Peachtree Rd, NE, 8th Floor,
Atlanta, GA 30326
Attention: Peter Marquis

Signature Page for DP&L

Bond Purchase and Covenants Agreement

STI INSTITUTIONAL & GOVERNMENT, INC., as a Lender

By:	/s/ Andrew Johnson
	Name:	Andrew Johnson
	Title:	Director

Address for Notices:

3333 Peachtree Rd, NE, 8th Floor,
Atlanta, GA 30326
Attention: Peter Marquis

Signature Page for DP&L

Bond Purchase Covenants Agreement

PNC BANK, NATIONAL ASSOCIATION, as a Lender

By:	/s/ Tracy J. Venable
	Name:	Tracy J. Venable
	Title:	Senior Vice President

Address for Notices:

101 W. Washington
Suite 400E
Indianapolis, Indiana 46255
Attention: Tracy Venable

Signature Page for DP&L

Bond Purchase Covenants Agreement

U.S. BANK NATIONAL ASSOCIATION, as a Lender

By:	/s/ John M. Eyerman
	Name:	John M. Eyerman
	Title:	Vice President

Address for Notices:

461 Fifth Avenue, 6th Floor
New York, New York 10017
Attention: Maria Distefano

Signature Page for DP&L

Bond Purchase Covenants Agreement

FIFTH THIRD COMMERCIAL FUNDING, INC., as a Lender

By:	/s/ Dave Batey
	Name:	Dave Batey
	Title:	Vice President

Address for Notices:

One Seagate
Toledo, Ohio 43604
Attention: Dave Batey

Signature Page for DP&L

Bond Purchase and Covenants Agreement

HUNTINGTON PUBLIC CAPITAL CORPORATION, as a Lender

By:	/s/ Jane Greenberg
	Name:	Jane Greenberg
	Title:	Assistant Vice President

Address for Notices:

525 Vine Street, 20th Floor
Cincinnati, Ohio 45202
Attention: Christy Park

Signature Page for DP&L

Bond Purchase Covenants Agreement

REGIONS CAPITAL ADVANTAGE, INC., as a Lender

By:	/s/ Jason Pruitt
	Name:	Jason Pruitt
	Title:	Vice President

Address for Notices:

1900 5th Avenue North, Suite 2400
Birmingham, Alabama 35203
Attention: Bo Buckner

Signature Page for DP&L

Bond Purchase Covenants Agreement

BMO HARRIS BANK, N.A., as a Lender

By:	/s/ Betsy Phillips
	Name:	Betsy Phillips
	Title:	Vice President

Address for Notices:

135 N. Pennsylvania Street Suite 9
Indianapolis, Indiana 46204
Attention: Betsy Phillips

Signature Page for DP&L

Bond Purchase Covenants Agreement

THE DAYTON POWER AND LIGHT COMPANY

By:	/s/ Jeffrey K. MacKay
	Name:	Jeffrey K. MacKay
	Title:	Treasurer

Address for Notices:

1 Monument Circle
Indianapolis, IN 46204
Attention; Treasurer

With a copy to

The Dayton Power & Light Company
1 Monument Circle
Indianapolis, IN 46204
Attention; Assistant Treasurer

Signature Page for DP&L

Bond Purchase Covenants Agreement

Exhibit A

Compliance Certificate

form of COMPLIANCE CERTIFICATE

Financial Statement Date: _______, 20__

To:	U.S. Bank National Association, as Administrative Agent

Ladies and Gentlemen:

Reference is made to that certain Bond Purchase and Covenants Agreement, dated as of August 1, 2015 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Agreement;” the terms defined therein being used herein as therein defined), among Company, the Lenders from time to time party thereto, SunTrust Bank, as Administrative Agent, and SunTrust Bank, U.S. Bank National Association and PNC Bank, National Association, as Joint Lead Arrangers.

The undersigned Responsible Officer, solely in his/her capacity as a Responsible Officer of the Company and not in his/her individual capacity and without personal liability to the Administrative Agent or the Lenders with respect hereto, on behalf of the Company, hereby certifies as of the date hereof that he/she is the                                        of the Company, and that, as such, he/she is authorized to execute and deliver this Certificate to the Administrative Agent on behalf of the Company, and that:

[Use following paragraph 1 for fiscal year-end financial statements]

1. The Company has delivered the year-end audited financial statements required by Section 6.01(a) of the Agreement for the fiscal year of the Company ended as of the above date, together with the report and opinion of an independent certified public accountant required by such section.

[Use following paragraph 1 for fiscal quarter-end financial statements]

1. The Company has delivered the unaudited financial statements required by Section 6.01(b) of the Agreement for the fiscal quarter of the Company ended as of the above date. Such financial statements fairly present the financial condition, results of operations and cash flows of the Company and its Subsidiaries in accordance with GAAP as at such date and for such period, subject only to normal year-end audit adjustments and the absence of footnotes.

2. The undersigned has reviewed and is familiar with the terms of the Agreement and has made, or has caused to be made under his/her supervision, a reasonably detailed review of the transactions and condition (financial or otherwise) of the Company during the accounting period covered by such financial statements, and

[select one:]

[to the knowledge of the undersigned, as of the date hereof no Default has occurred and is continuing.]

--or--

[to the knowledge of the undersigned, the following is a list of each such Default and its nature and status:]

3. The representations and warranties of the Company contained in Article V of the Agreement are true and correct in all material respects on and as of the date hereof, except that (i) if a qualifier relating to materiality, Material Adverse Effect or a similar concept applies, such representation or warranty is true and correct in all respects, (ii) to the extent that such representations and warranties specifically refer to an earlier date, in which case they are true and correct in all material respects as of such earlier date (except that if a qualifier relating to materiality, Material Adverse Effect or a similar concept applies, such representation or warranty is true and correct in all respects), and (iii) for purposes of this Compliance Certificate, the representations and warranties contained in subsections (a) and (b) of Section 5.05 of the Credit Agreement shall be deemed to refer to the most recent statements furnished pursuant to clauses (a) and (b), respectively, of Section 6.01 of the Credit Agreement, including the statements in connection with which this Compliance Certificate is delivered.

4. The financial covenant analyses and information set forth on Schedule 1 attached hereto are true and accurate in all material respects on and as of the date of this Compliance Certificate.

IN WITNESS WHEREOF, the undersigned has executed this Compliance Certificate as of _________________, ________ .

DPL INC.

By:

Name:

Title:

For the Quarter/Year ended ___________________(“Statement Date”)

SCHEDULE 1
to the Compliance Certificate
($ in 000’s)

Section 7.11(a) – Consolidated Total Debt to Consolidated EBITDA

I.	Consolidated Total Debt at Statement Date[1]:	$
II.	Consolidated EBITDA at Statement Date:
A. Consolidated EBITDA for four consecutive fiscal quarters ending on above date (“Subject Period”)
1.	Consolidated Net Income for Subject Period:	$
2.	Consolidated Interest Charges for Subject Period:	$

____________________

1Amount shall not include any guarantee by the Company or its Subsidiaries of any debt obligation of Ohio Valley Electric Corporation.

3.	Provision for Federal, state, local and foreign income taxes for Subject Period:	$
4.	Depreciation expenses for Subject Period:	$
5.	Amortization expenses for Subject Period:	$
6.	Non-recurring non-cash reductions for Subject Period:	$
7.	Non-recurring cash reductions incurred for Subject Period as a result of:	$
	(a) the early termination of Company’s Capital Trust II Indebtedness	$
	(b) termination of existing swap contracts (not to exceed $50,000,000 in the aggregate)	$
	(c) out-of-pocket third party costs and expenses incurred directly in connection with the implementation, negotiation, documentation and closing of the (c) Separation Transactions	$
	(d) normal and customary out-of-pocket third party costs, expenses and fees incurred directly in connection with the refinancing of any existing Indebtedness	$
8.	All other non-cash reductions for Subject Period:	$
9.	Income tax credits for Subject Period:	$
10.	Non-cash additions to Consolidated Net Income for Subject Period:	$
11.	Consolidated EBITDA (Lines II.A1 + 2 + 3 + 4 + 5 + 6 + 7 + 8 – 9 – 10):	$
III.	Ratio (Line I ÷ Line II.A.11):		_____ to 1.00
	Maximum permitted (see grid in Section 7.11(a))		_____ to 1.00

Section 7.11(b) – Consolidated EBITDA to Consolidated Interest Charges

I.	Consolidated EBITDA at Statement Date (Line II.A.11 above):	$
II.	Consolidated Interest Charges for Subject Period:	$
III.	Ratio (Line I ÷ Line II):		_____ to 1.00
	Minimum permitted (see grid in Section 7.11(b))		_____ to 1.00

Section 6.02(b) – Certification Amount

I.	Consolidated Net Assets at Statement Date[2]:	$
II	10%
III.	Certification Amount (Line I x Line II):	$
Section 6.02(b) – Borrowing Limit		$

____________________

2Consolidated Current Debt Liabilities shall not reduce Consolidated Net Assets for this calculation

Schedule 2.01

Allocations of Principal Amount of Bonds among Lenders

Lender	Series 2015A	Series 2015B	Pro Rata Percentage
STI Institutional & Government, Inc.	$28,750,000	$28,750,000	28.8%
PNC Bank, National Association	$12,500,000	$12,500,000	12.5%
U.S. Bank, National Association	$11,250,000	$11,250,000	11.3%
Fifth Third Commercial Funding, Inc.	$12,500,000	$12,500,000	12.5%
Huntington Public Capital Corporation	$12,500,000	$12,500,000	12.5%
Regions Capital Advantage, Inc.	$17,500,000	$17,500,000	17.5%
BMO Harris Bank, N.A.	$5,000,000	$5,000,000	5.0%